Exhibit 2.1

FORMATION AND CONTRIBUTION AGREEMENT

BY AND AMONG

PETROHAWK ENERGY CORPORATION,

HAWK FIELD SERVICES, LLC

and

KM GATHERING LLC

Executed April 12, 2010

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF JVP		32

5.1	Organization	32
5.2	Authority and Approval; Enforceability	32
5.3	No Conflict; Consents	33
5.4	Independent Investigation	33
5.5	Financing	33
5.6	Brokerage Arrangements	33
5.7	Litigation	34
5.8	Solvency	34
5.9	Accredited Investor	34

ARTICLE 6 ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS		34

6.1	Operation of the Haynesville Business	34
6.2	Access to Records; Confidentiality	36
6.3	Regulatory Filings; Consents	37
6.4	Further Assurances	37
6.5	Publicity	38
6.6	Employee Matters	38
6.7	HS Marks	39
6.8	Nonassignable Contracts and Permits	39
6.9	Supplementation and Amendment of Schedules; Notification of Certain Events	40
6.10	Control of Business	40
6.11	Termination of Contracts with Affiliates	41
6.12	Elimination of Haynesville Imbalances	41
6.13	No Shop	41
6.14	Cash Flow Statements	42
6.15	Unrecorded Real Property Interests	42

ARTICLE 7 CONDITIONS TO CLOSING		42

7.1	Conditions to the Obligation of JVP	42
7.2	Conditions to the Obligation of the Parent Parties	44

ARTICLE 8 TAX MATTERS		44

8.1	Tax Treatment	44
8.2	Allocation of Purchase Price	45
8.3	Liability for Taxes	46
8.4	Tax Returns.	47
8.5	Transfer Taxes.	47
8.6	Conflict	47
8.7	Section 1031 Exchange	47
8.8	Tax Effect of Adjustments	47

ARTICLE 9 TERMINATION		48

9.1	Events of Termination	48
9.2	Effect of Termination	48
9.3	Return of Documentation and Confidentiality	49

ARTICLE 10 INDEMNIFICATION		49

10.1	Indemnification of JVP	49
10.2	Indemnification of the Parent Parties	49
10.3	Tax Indemnification	50
10.4	Survival	50
10.5	Demands	51
10.6	Right to Contest and Defend	51
10.7	Cooperation	52
10.8	Right to Participate	52
10.9	Limitations on Indemnification	52
10.10	Right to Rely	53
10.11	Sole Remedy	53

ARTICLE 11 TITLE MATTERS		53

11.1	Title	53
11.2	Exclusive Remedy	54

ARTICLE 12 MISCELLANEOUS		54

12.1	Expenses	54
12.2	Notices	54
12.3	Entire Agreement; Amendments and Waivers	57
12.4	Conflicting Provisions	57
12.5	Binding Effect and Assignment	57
12.6	Governing Law	57
12.7	Jurisdiction and Venue	57
12.8	Severability	58
12.9	Interpretation	58
12.10	Headings and Schedules	58
12.11	Multiple Counterparts	58

Exhibits

Exhibit A-1	Description of Haynesville Systems
Exhibit A-2	Haynesville Rights-of-Way
Exhibit A-3	Surface Rights Agreements
Exhibit B	Form of Gas Gathering Agreement
Exhibit C	Form of Transition Services Agreement
Exhibit D	Form of Newco Certificate of Formation
Exhibit E	Form of Newco LLC Agreement
Exhibit F	Intentionally Omitted
Exhibit G-1	Approved Budget for 2010
Exhibit G-2	Approved Budget for 2011

Schedules

Schedule 1.1(a)	Affiliates
Schedule 1.1(d)	Actual Knowledge of Parent Parties
Schedule 1.1(e)	Actual Knowledge of JVP
Schedule 1.1(f)	List of Parishes for Filing Memoranda of Gas Gathering Agreement
Schedule 1.1(g)	Net Accumulated Cash Flow
Schedule 4.1(a)	Foreign Qualification
Schedule 4.1(c)	Indebtedness of Newco
Schedule 4.3(a)	Conflicts
Schedule 4.3(b)	Consents
Schedule 4.4(c)	Haynesville Property
Schedule 4.4(d)	Real Estate Owned in Fee
Schedule 4.4(e)	Preferential Rights of Purchase
Schedule 4.4(f)	Rights-of-Way Obtained by Eminent Domain
Schedule 4.4(g)	Tangible Personal Property
Schedule 4.4(i)	Office Leases
Schedule 4.5	Material Adverse Changes
Schedule 4.6	Taxes
Schedule 4.7	Environmental Matters
Schedule 4.7(e)	Environmental Permits
Schedule 4.8	Sufficiency of Haynesville Assets
Schedule 4.9	Material Permits
Schedule 4.10(a)	Material Contracts
Schedule 4.10(b)	Defaults and Disputes Under Material Contracts
Schedule 4.11	Litigation
Schedule 4.12(b)	Employees
Schedule 4.13	Insurance Policies
Schedule 4.14	Intellectual Property
Schedule 4.15(a)	Reference Financial Statements
Schedule 4.15(b)	Haynesville Imbalances
Schedule 4.15(c)	Pipelines or Gathering Facilities to Be Abandoned
Schedule 4.15(e)	Undisclosed Liabilities
Schedule 4.19	Affiliate Transactions
Schedule 5.3(a)	Conflicts and Consents
Schedule 6.1(b)	Operation of the Haynesville Business
Schedule 6.11	Termination of Affiliate Contracts
Schedule 7.1(c)	Governmental Authority Consents and Approvals
Schedule 7.1(e)	Third Party Consents – Parent Parties

FORMATION AND CONTRIBUTION AGREEMENT

This Formation and Contribution Agreement (the “Agreement”) is made and entered into as of April 12, 2010, by and among Petrohawk Energy Corporation, a Delaware corporation (“Parent”), Hawk Field Services, LLC, an Oklahoma limited liability company (“HS,” and together with Parent, the “Parent Parties”), and KM Gathering LLC, a Delaware limited liability company (“JVP”).

W I T N E S S E T H:

WHEREAS, HS owns and operates certain midstream assets that are described and defined in this Agreement as the “Haynesville Assets”;

WHEREAS, HS and JVP desire to form a joint venture to own and operate the Haynesville Assets;

WHEREAS, HS and JVP shall form “KinderHawk Field Services LLC”, as a Delaware limited liability company as the joint venture entity (“Newco”), at the Closing;

WHEREAS, at the Closing, HS and JVP shall make the following contributions to Newco:

(i) HS shall convey to Newco the Haynesville Assets as an initial capital contribution in exchange for a 50% limited liability company membership interest in Newco; and

(ii) JVP will contribute EIGHT HUNDRED SEVENTY-FIVE MILLION DOLLARS ($875,000,000) in cash, subject to adjustment as provided herein, to Newco as an initial capital contribution in exchange for a 50% limited liability company membership interest in Newco; and

WHEREAS, on the Closing Date, Newco and Petrohawk Operating Company, a Texas corporation (“Parent Operating”) and other Affiliates of Parent will enter into the Gas Gathering Agreement in the form attached hereto as Exhibit B (the “Gas Gathering Agreement”) and Newco and Parent will enter into a transition services agreement substantially in the form attached hereto as Exhibit C (the “Transition Services Agreement”), pursuant to which Parent will provide certain services described therein to Newco.

NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

1.1 Definitions. The terms defined in this Section 1.1 shall, when used in this Agreement, have the respective meanings specified herein, with each such definition equally applicable to both singular and plural forms of the terms so defined:

“Accounting Arbitrator” has the meaning ascribed to such term in Section 2.2(b).

“Adjustment Period” means the period from (and including) January 1, 2010 to (but not including) the Closing Date.

“Affiliate” when used with respect to a Person, means any other Person that directly or indirectly Controls, is Controlled by or is under common Control with such first Person; provided, however, in no event shall any stockholder of Parent be considered an Affiliate of Parent as a result of its stock ownership of Parent. As of the date of this Agreement, the respective Affiliates of the Parties hereto include those Persons identified on Schedule 1.1(a).

“Agreement” has the meaning ascribed to such term in the preamble.

“Allocable Amount” has the meaning ascribed to such term in Section 8.2.

“Allocation Schedule” has the meaning ascribed to such term in Section 8.2.

“Alternative Acquisition Agreement” has the meaning ascribed to such term in Section 6.13(b).

“Approved Budget” means the operating and capital budget for fiscal years 2010 and 2011, setting forth the anticipated revenues and operating and capital expenditures for the Haynesville Business, each as approved by JVP and Parent and attached hereto as Exhibit G-1 and Exhibit G-2.

“Assumed Liabilities” means, except to the extent (i) accounted for in the determination of Net Cumulative Cash Flow or (ii) the Parent Parties have agreed to indemnify or otherwise satisfy any Liability or obligation hereunder, the following:

(a) all Liabilities arising under any of the Haynesville Applicable Contracts, but excluding any such Liability to the extent (i) arising out of any breach or event occurring or state of facts existing as of the Effective Time, which with notice or lapse of time would constitute a breach by any Parent Party of any terms or conditions of any such Haynesville Applicable Contract or (ii) included in the calculation of Direct Costs; and

(b) all Liabilities related to the ownership or operation of the Haynesville Assets, arising from the conduct of the Haynesville Business after the Effective Time, whether known or unknown, asserted or unasserted, and not satisfied or extinguished as of the Closing Date.

“Balance Sheet Date” means December 31, 2009.

“Business Day” means any day other than (a) a day on which commercial banks in New York, New York are required or authorized to be closed for business and (b) a Saturday, a Sunday or a day observed as a holiday in New York, New York under the applicable Laws of the State of New York or the United States of America.

“Cash Flow Statements” has the meaning ascribed to such term in Section 6.14.

“Ceiling Amount” has the meaning ascribed to such term in Section 10.9(a).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act.

“Class A Shares” means the shares of Newco which represent limited liability company membership interests authorized by Newco pursuant to the Newco LLC Agreement and designated as “Class A Shares” therein.

“Closing” has the meaning ascribed to such term in Section 3.1.

“Closing Cash Contribution” has the meaning ascribed to such term in Section 2.1(b)(ii).

“Closing Date” has the meaning ascribed to such term in Section 3.1.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidentiality Agreement” has the meaning ascribed to such term in Section 6.2(c).

“Contract” means any agreement, contract, lease, sublease, easement, right-of-way, indenture, mortgage, license, concession, commitment, promise or undertaking (whether written or oral and whether express or implied).

“Control” and its derivatives, mean the possession, directly or indirectly, of the power, whether by contract, equity ownership or otherwise, to direct or cause the direction of the management and policies of a Person.

“Customary Post-Closing Consents” shall mean the consents and approvals from Governmental Authorities that are customarily obtained after transfers comparable to the transactions contemplated hereby, excluding any such consents that are required to be delivered as a condition to Closing pursuant to Sections 7.1(c) and 7.1(e).

“Deductible Amount” has the meaning ascribed to such term in Section 10.9(a).

“Defensible Title” shall mean good and defensible title that is free and clear of all Liens other than Permitted Liens; provided that the existence of any Permitted Liens shall not be taken into account in any manner in determining whether HS has good and defensible title to any Haynesville Real Property.

“Direct Costs” means all operating expenses incurred by the Parent Parties determined in accordance with GAAP (consistent with past practices of the Parent Parties to the extent in accordance with GAAP) with respect to the ownership and operation of the Haynesville Business (including direct payroll and benefits costs of the Subject Employees, consistent with current levels) on a consolidated basis. For the avoidance of doubt, the Direct Costs shall not include (A) allocations of any general and administrative costs and expenses or other overhead allocations and (B) non-cash expenses, such as depreciation.

“Easement Claim” shall have the meaning ascribed to such term in Section 10.9(b).

“Effective Time” means 7:00 a.m. United States Central Standard Time on January 1, 2010.

“Employee Plans” has the meaning ascribed to such term in Section 4.12(a).

“Environmental Laws” means, without limitation, any federal, state or local statutes, laws, ordinances, rules, regulations, orders, codes, decisions, injunctions or decrees that regulate or otherwise pertain to the protection of human health and safety, the environment, natural resources, or pollutants, contaminants, wastes or chemicals or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous or regulated substances, wastes, or materials, including the management, control, discharge, emission, treatment, containment, handling, removal, use, generation, permitting, migration, storage, release, transportation, disposal, remediation, manufacture, processing or distribution of Hazardous Materials that are or may present a threat to human health and safety, the environment, or natural resources, including, but in no way limited to, the following laws, in effect as of the Closing Date or at any previous time as in place or amended : (i) the Resource Conservation and Recovery Act; (ii) the Clean Air Act; (iii) CERCLA; (iv) the Federal Water Pollution Control Act; (v) the Safe Drinking Water Act; (vi) the Toxic Substances Control Act; (vii) the Emergency Planning and Community Right-to Know Act; (viii) the National Environmental Policy Act; (ix) the Pollution Prevention Act of 1990; (x) the Oil Pollution Act of 1990; (xi) the Hazardous Materials Transportation Act and (xii) all rules, regulations, orders, judgments, publications, or decrees promulgated or issued with respect to the foregoing by Governmental Authorities with appropriate jurisdiction.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Excluded Assets” means the following assets of HS:

(a) subject to Section 6.7, any and all rights to the HS Marks, together with any Contracts granting rights to use the same if the primary purpose of such Contract is to provide HS with the right to use the HS Marks;

(b) any and all cash and cash equivalents on hand or held by any bank or other third Person;

(c) any and all refunds of or credits relating to any Taxes for any Pre-Closing Tax Period;

(d) the proceeds of any and all policies of insurance and interests in insurance pools and programs relating to the extent related to any Excluded Liability;

(e) any and all causes of action (including counterclaims) and defenses against third parties but only to the extent related to any of the Excluded Assets;

(f) those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset in respect of any Excluded Assets;

(g) all minute books, stock records and corporate seals of HS; and

(h) all other assets of HS that are not Haynesville Assets.

“Excluded Liabilities” means all Liabilities other than Assumed Liabilities, including (a) the Liabilities of the Parent Parties under Sections 8.3 and 8.5 hereof, (b) the Liabilities, if any, of the Parent Parties with respect to any Employee Plan, (c) any Liability arising from the conduct of the Haynesville Business or the ownership of the Haynesville Assets prior to the Effective Time, (d) any Indebtedness of any Parent Party, (e) Liabilities of the Parent Parties not relating to the Haynesville Business, (f) any Liabilities associated with any of the Excluded Assets and (g) Liabilities of the Parent Parties for brokers’ fees.

“Excluded Materiality Matters” means the representations and warranties set forth in Sections 4.1, 4.4(g), 4.5(a), 4.9(a), 4.14 and 4.15(a) and (e) and the definitions of “HS Material Adverse Effect,” “Material Permit” and “Permitted Liens.”

“FERC” means the U.S. Federal Energy Regulatory Commission.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gas Gathering Agreement” has the meaning ascribed to such term in the recitals.

“Gathering” means solely the collection and movement of natural gas through gathering lines to a point where the gas is delivered for transmission in a fashion and using facilities exempt from regulation by FERC under the Natural Gas Act and the Natural Gas Policy Act, but shall exclude, among other things, compressing natural gas.

“Governing Documents” means, (i) with respect to a corporation, its charter and bylaws, or equivalent governing documents, (ii) with respect to a limited partnership, its certificate of limited partnership and its limited partnership agreement, or equivalent governing documents, and (iii) with respect to a limited liability company, its certificate of formation and its operating agreement, or equivalent governing documents.

“Governmental Authority” means any (a) national, state, county, municipal, or local government (whether domestic or foreign) and any political subdivision thereof, (b) any court or administrative tribunal, (c) any other governmental, quasi-governmental, judicial, public or statutory instrumentality, authority, body, agency, bureau or entity of competent jurisdiction (including any zoning authority, state public utility commission or other state agency with jurisdiction over gas pipelines, Gathering, compression or gas transport systems, FERC, or any comparable authority), (d) any non-governmental agency, tribunal or entity that is properly vested by a governmental authority with applicable jurisdiction, or (e) any arbitrator with authority to bind a party at law.

“Haynesville Applicable Contracts” means all Contracts whether entered into prior to or after the Effective Time to which a Parent Party is a party (or in which it otherwise holds an interest) primarily relating to the Haynesville Assets or Haynesville Business.

“Haynesville Assets” means all of the rights, title and interest of the Parent Parties in and to the Haynesville Applicable Contracts, and all of the rights, title and interest of HS to the following assets and properties other than items (a) through (g) in the definition of “Excluded Assets”:

(a) the Haynesville Systems;

(b) the Haynesville Rights-of-Way;

(c) the Haynesville Property;

(d) the Haynesville Permits;

(e) the Haynesville Imbalances;

(f) the Haynesville Records;

(g) the Surface Rights Agreements;

(h) all accounts and notes receivable (including billed and unbilled) relating exclusively to the Haynesville Business, arising on or after the Effective Time (except if the Revenues associated therewith were included in the calculation of Net Accumulated Cash Flow);

(i) all prepaid claims, prepaid expense items and deferred charges, credits, advance payments, security and other deposits made by HS to any other Person relating exclusively to the Haynesville Business arising on or after the Effective Time and to the extent included in the calculation of Net Accumulated Cash Flow;

(j) all third-party indemnities relating exclusively to the Haynesville Business to the extent related to the operation of the Haynesville Business or ownership or use of the Haynesville Assets after the Effective Time or relating to the Assumed Liabilities, in each case and pursuant to which HS is an indemnified party, and the proceeds afforded thereby; and

(k) all rights of HS to manufacturers’ and contractors warranties and indemnities with respect to any of the Haynesville Assets.

“Haynesville Business” means the business of Gathering, dehydrating, treating, transporting and transmitting natural gas, natural gas liquids or other Hydrocarbons, or carbon dioxide and other similar activities operated and conducted by HS in the Parishes included in Exhibit A-1 with respect to Hydrocarbons produced from depths below the base of the Cotton Valley formation, as more fully described in Exhibit A to the Gas Gathering Agreement.

“Haynesville Imbalances” means any imbalance at the pipeline flange between the amount of Hydrocarbons nominated by or allocated to any shipper on the Haynesville Systems and the Hydrocarbons actually delivered on behalf of such shipper to the Haynesville Systems.

“Haynesville Permits” means all right, title and interest of HS in and to all Permits, relating to the Haynesville Systems and the Haynesville Business.

“Haynesville Property” means all right, title and interest of HS in and to all equipment, machinery, fixtures, and other real, immovable, personal, movable and mixed property primarily used or held for use in connection with the Haynesville Systems and Haynesville Business and located at and downstream of the outlet flange of the relevant custody transfer meters, including pipe, spare parts, pipelines, tubing, pumps, valves, meters, motors, fixtures, machinery, amine treating plants and equipment, scrubbers, dehydration units, tanks, traps, cathodic protection units, SCADA and similar control equipment, pressurizing, processing and separation plants and facilities, structures, materials, and other items used or held for use in the operation thereof.

“Haynesville Real Property Interests” shall mean all easements, rights-of-way, servitudes, other real property interests, real property improvements, and immoveables comprising the Haynesville Assets.

“Haynesville Records” means all right, title and interest of HS in and to all files, records, maps, information, and data, whether written or electronically stored, including: (A) land and title records (including abstracts of title, title opinions, and title curative documents); (B) contract files; (C) correspondence; and (D) operations, environmental, throughput, and accounting records primarily relating the Haynesville System or the Haynesville Business.

“Haynesville Rights-of-Way” means the surface fee interests, surface leases, easements, rights-of-way, permits, licenses, servitudes, and other surface rights appurtenant to, and primarily used or held for use in connection with, the Haynesville Systems and the Haynesville Business and being more particularly described in Exhibit A-2.

“Haynesville Systems” means all the Gathering and pipeline systems and related facilities of HS described on Exhibit A-1.

“Hazardous Materials” means any pollutant, contaminant, waste, or chemical, or any toxic, radioactive, ignitable, corrosive, reactive, or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics and regulated under any Environmental Law and any substance, whether solid, liquid, or gaseous: (i) which is listed, defined, or regulated as a “hazardous material,” “hazardous waste,” “solid waste,” “hazardous substance,” “toxic substance,” “pollutant,” or “contaminant,” or otherwise classified as hazardous or toxic, in or pursuant to any Environmental Law; or (ii) which is or contains asbestos, polychlorinated biphenyls, radon, urea formaldehyde foam insulation, explosives, or radioactive materials; or (iii) any petroleum, petroleum hydrocarbons, petroleum products, crude oil and any components, fractions, or derivatives thereof, any oil or gas exploration or production waste, and any natural gas, synthetic gas and any mixtures thereof; or (iv) which causes or poses a threat to cause contamination or nuisance or a hazard to the environment or to the health or safety of persons.

“Hired Employees” shall have the meaning ascribed to such term in Section 6.6(a).

“HS” has the meaning ascribed to such term in the preamble.

“HS Closing Certificate” has the meaning ascribed to such term in Section 7.1(a).

“HS Fundamental Representations” has the meaning ascribed to such term in Section 10.4.

“HS Marks” has the meaning ascribed to such term in Section 6.7.

“HS Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on (a) the business, assets, liabilities, properties, financial condition or results of operations of the Haynesville Business, taken as a whole, (b) the ability of HS, Parent or Newco to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (c) the ability of HS, Parent or Newco to perform its obligations under any Transaction Document to which it is a party; provided, however, that a HS Material Adverse Effect shall not take into account any event, effect, change, fact or circumstance arising from or primarily relating to (i) changes in the state of the natural gas gathering industry generally (including any change in the price of natural gas, natural gas liquids or other Hydrocarbons), (ii) changes in United States or global economic conditions or financial, banking, or securities markets (including any disruption thereof) in general, (iii) changes in national or international political or social conditions, including any engagement in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, (iv) changes, or proposed changes in GAAP or applicable Law (or any interpretation thereof), (v) the taking of any action expressly consented to by JVP pursuant to Section 6.1(b) and (vi) the announcement of the execution of this Agreement or the Transaction Documents or the proposed or actual consummation of the transactions contemplated hereby or thereby; provided, however, in the case of clauses (i), (ii) and (iii) above, the impact of such change on the Haynesville Business is not disproportionate other than in an immaterial amount to the impact on similarly interested Persons engaged in Gathering anywhere in the United States.

“HSR Act” shall have the meaning ascribed to such term in Section 4.3(b).

“Hydrocarbons” shall mean oil and gas and other hydrocarbons produced or processed in association therewith (whether or not any such item is in liquid or gaseous form), or any combination thereof, and any minerals produced in association therewith.

“Indebtedness” of any Person shall mean, without duplication, (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations as a lessee under capital leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices), (f) all obligations owing under any hedge agreements, and (g) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (f) above.

“Indemnified Party” means a Parent Indemnified Party or a JVP Indemnified Party.

“Indemnifying Party” has the meaning ascribed to such in term in Section 10.5.

“Indemnity Claim” has the meaning ascribed to such term in Section 10.5.

“Individual Indemnity Threshold” has the meaning set forth in Section 10.9(a).

“Insurance Policies” has the meaning ascribed to such term in Section 4.13.

“Intellectual Property” means all intellectual property rights, statutory or common law, worldwide, including (i) trademarks, service marks, trade dress, slogans, logos, assumed names, and all goodwill associated therewith, and any applications or registrations for any of the foregoing; (ii) copyrights and domain names and any applications or registrations for any of the foregoing; and (iii) patents, all confidential know-how, trade secrets and similar proprietary rights in confidential inventions, discoveries, improvements, processes, techniques, devices, methods, patterns, formulae, specifications, and lists of suppliers, vendors, customers, and distributors.

“JVP” has the meaning ascribed to such term in the preamble.

“JVP Fundamental Representations” has the meaning ascribed to such term in Section 10.4.

“JVP Indemnified Parties” has the meaning ascribed to such term in Section 10.1.

“JVP Material Adverse Effect” means any event, effect, change, fact or circumstance, individually or in the aggregate, that has or could reasonably be expected to have, a material and adverse effect on (a) the ability of JVP to perform its obligations under this Agreement or to consummate the transactions contemplated hereby or (b) the ability of JVP or Parent to perform its obligations under any Transaction Document to which it is a party.

“JVP Parent” means Kinder Morgan Energy Partners, L.P., a Delaware limited partnership.

“JVP Parent Guaranty” shall mean the guaranty made by JVP Parent, in favor of the Parent Parties dated as of the date hereof.

“Knowledge” means, (a) with respect to the Parent Parties, the actual knowledge of each person listed on Schedule 1.1(d), and (b) with respect to JVP, the actual knowledge of each person listed on Schedule 1.1(e).

“Law” means all applicable statutes, law, rules, regulations, orders, ordinances, judgments and decrees of any Governmental Authority.

“Liabilities” means liabilities and obligations, whether accrued, contingent, absolute, determined, determinable or otherwise, including all losses, deficiencies, costs, expenses, fines, interest, expenditures, claims, suits, Proceedings, judgments, damages, and reasonable attorneys’ fees and reasonable expenses of investigating, defending and prosecuting any Proceeding.

“Lien” means any mortgage, pledge, security interest, lien, restriction on use or transfer (other than those imposed by law), other possessory interest, adverse claim or encumbrance or charge of any kind.

“Material Contract” has the meaning ascribed to such term in Section 4.10(a).

“Material Permits” has the meaning ascribed to such term in Section 4.9(a).

“Memoranda of Agreement” means the memoranda of agreement relating to the Gas Gathering Agreement entered into by and among Parent Operating, the other Affiliates of Parent that are parties to the Gas Gathering Agreement and Newco to be filed in each of the parishes listed on Schedule 1.1(f), which memoranda shall be substantially in the form as attached as Exhibit D to the Gas Gathering Agreement.

“Natural Gas Act” means the Natural Gas Act of 1938, as amended, and the rules and regulations promulgated by FERC thereunder.

“Natural Gas Policy Act” or “NGPA” means the Natural Gas Policy Act of 1978, as amended, and the rules and regulations promulgated by FERC thereunder.

“Net Accumulated Cash Flow” means, for the Adjustment Period, an amount (whether positive or negative) equal to the remainder of (A) the Revenues of the Haynesville Business minus (B) the sum of (x) the Direct Costs of the Haynesville Business, (y) the lesser of (i) actual capital expenditures of HS with respect to the Haynesville Business and (ii) Permitted Capital Expenditures, and (z) the Pro-Rata Allocation, determined in accordance with GAAP (consistent with past practices of HS to the extent in accordance with GAAP). A hypothetical example of Net Accumulated Cash Flow for the 2-month period ending February 28, 2010 is set forth on Schedule 1.1(g), and the Parties acknowledge that the same or substantially similar “line items” will be included in the Post-Closing Adjustment Statement.

“Newco” has the meaning ascribed to such term in the recitals.

“Newco Certificate of Formation” has the meaning ascribed to such term in Section 2.1(a).

“Newco LLC Agreement” has the meaning ascribed to such term in Section 2.1(c).

“Notice” has the meaning ascribed to such term in Section 12.2.

“Notice of Disagreement” has the meaning ascribed to such term in Section 2.2(b).

“Other Title Claim” has the meaning ascribed such term in Section 10.9(b).

“Parent” has the meaning ascribed to such term in the preamble.

“Parent Credit Facility” means the Fourth Amended and Restated Senior Revolving Credit Agreement dated October 14, 2009 among Parent, each of the lenders time to time party thereto and BNP Paribas, as administrative agent for the lenders and the other “Loan Documents” thereunder.

“Parent Indemnified Parties” has the meaning ascribed to such term in Section 10.2(a).

“Parent Operating” has the meaning ascribed to such term in the recitals.

“Parent Parties” has the meaning ascribed to such term in the preamble.

“Parties” means the HS, Parent and JVP, collectively, and “Party” refers to any of them, individually; provided, where appropriate, Party refers to the Parent Parties, on the one hand, and JVP, on the other hand.

“Permits” means all permits, licenses, certificates, orders, approvals, authorizations, registrations, grants, consents, concessions, warrants, franchises, exemptions, variances and similar rights and privileges granted by a Governmental Authority.

“Permitted Capital Expenditures” means an amount equal to one hundred ten percent (110%) of the capital expenditures in the Approved Budget for the Adjustment Period.

“Permitted Liens” means:

(a) Liens for Taxes or assessments not yet due or delinquent or that are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Reference Financial Statements or in the ordinary course of business since the Balance Sheet Date;

(b) Customary Post-Closing Consents;

(c) conventional rights of reassignment upon final intention to abandon or release the Haynesville Assets, or any of them;

(d) such title defects as JVP may waive in writing;

(e) all applicable Laws, and rights reserved to or vested in any Governmental Authority (i) to control or regulate any Haynesville Asset in any manner; (ii) by the terms of any right, power, franchise, grant, license, or permit, or by any provision of Law, to terminate such right, power, franchise grant, license, or permit or to purchase, condemn, expropriate, or recapture or to designate a purchaser of any of the Haynesville Assets;

(iii) to use such property in a manner which does not materially impair the use of such property for the purposes for which it is currently owned and operated and (iv) to enforce any obligations or duties affecting the Haynesville Assets to any Governmental Authority, with respect to any franchise, grant, license, or permit;

(f) rights of a common owner of any interest in any Haynesville Rights-of-Way to the extent that the same does not materially impair the use or operation of the Haynesville Assets as currently used and operated;

(g) easements, conditions, covenants, restrictions, servitudes, permits, rights-of-way, surface leases and other rights affecting the Haynesville Assets for the purpose of surface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, and removal of timber, grazing, logging operations, canals, ditches, reservoirs, and other like purposes, or for the joint or common use of real estate, rights-of-way, facilities, and equipment, in each case, that do not materially impair the use, ownership or operation of the Haynesville Assets (as currently owned and operated) or reduce the share of revenues or increase the share of costs with respect to the Haynesville Assets that must by borne by Newco;

(h) zoning and planning ordinances and municipal regulations to which the Haynesville Business as currently conducted complies in all material respects;

(i) vendors, carriers, warehousemen’s, repairmen’s, mechanics, workmen’s, materialmen’s, construction or other like liens arising by operation of Law in the ordinary course of business or incident to the construction or improvement of any property in respect of obligations which are not yet due or are being contested in good faith by appropriate proceedings and as to which adequate reserves have been established on the Reference Financial Statements or in the ordinary course of business since the Balance Sheet Date and that do not materially detract from the value of or materially interfere with the conduct of the Haynesville Business as currently conducted;

(j) Liens created under Haynesville Rights-of-Way and/or operating agreements or by operation of Law in respect of obligations not yet due;

(k) any Liens affecting the Haynesville Assets which are discharged by HS or its Affiliates at or prior to Closing;

(l) any Liens arising under original purchase price conditional sales contracts and equipment leases with other Persons entered into in the ordinary course of business;

(m) any Liens supporting surety bonds, performance bonds and similar obligations issued in connection with the operation of the Haynesville Business in the ordinary course of such business; and

(n) any title defects or Liens that do not, individually or in the aggregate, materially detract from the value, use or occupancy of the Haynesville Assets, taken as a whole, or materially interfere with the conduct of the Haynesville Business.

“Person” means an individual or entity, including any partnership, corporation, association, trust, limited liability company, joint venture, unincorporated organization or Governmental Authority.

“Post-Closing Adjustment Statement” has the meaning ascribed to such term in Section 2.2(a).

“Post-Signing Schedule Updates” has the meaning ascribed to such term in Section 6.9(a).

“Pre-Closing Tax Period” has the meaning ascribed to such term in Section 8.3(a).

“Preliminary Closing Adjustment Statement” has the meaning ascribed to such term in Section 2.3.

“Pro-Rata Allocation” means $571,400 per month, pro-rated on a daily basis for each day of the Adjustment Period.

“Proceeding” means any action, suit, litigation, arbitration, proceeding (including any bankruptcy, civil, criminal, administrative, environmental, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Reference Balance Sheet” means the unaudited balance sheet of the Haynesville Business as of December 31, 2009 attached hereto as Schedule 4.15(a).

“Reference Financial Statements” means (a) the Reference Balance Sheet, together with the related unaudited statement of income of the Haynesville Business for the year ended December 31, 2009, (b) the unaudited balance sheet, together with the related unaudited statement of income of the Haynesville Business for the two months ended February 28, 2010, all of which are attached hereto as Schedule 4.15(a) and (c) the Cash Flow Statements, from and after the date of delivery thereof pursuant to Section 6.14.

“Release” means any depositing, spilling, leaking, pumping, pouring, placing, emitting, discarding, abandoning, emptying, discharging, migrating, injecting, escaping, leaching, dumping or disposing into the environment.

“Resolution Period” has the meaning ascribed to such term in Section 2.2(b).

“Revenues” means the revenues of the Haynesville Business, including transportation fees, gathering fees, treating fees and other proceeds determined in accordance with GAAP (consistent with past practices of HS to the extent in accordance with GAAP).

“Review Period” has the meaning ascribed to such term in Section 2.2(b).

“SCADA” means supervisory control and data acquisition.

“Schedules” means the schedules to this Agreement.

“Securities Act” means the Securities Act of 1933, as amended.

“Solvent” has the meaning ascribed to such term in Section 4.17.

“Straddle Period” has the meaning ascribed to such term in Section 8.3(a).

“Subject Employees” has the meaning ascribed to such term in Section 4.12(b).

“Submission Deadline Date” has the meaning ascribed to such term in Section 2.2(b).

“Surface Rights Agreements” means the agreements used in connection with the Haynesville Systems for surface operations, such as valves, meters, motors, fixtures, machinery, pressure regulators, piping, amine treating plants and equipment, scrubbers, dehydration units, tanks, traps, processing and separation facilities, and other similar and/or appurtenant structures, and being more fully described on Exhibit A-3.

“Tax” or “Taxes” (and, with correlative meaning, “Taxable” or “Taxing”) means (i) any federal, state, local or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, custom duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sale, use, transfer, registration, value added, escheat, unclaimed property, alternative or add on minimum, estimated or other tax of any kind whatsoever, (ii) any interest, penalty, fine, additions to Tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause (i), whether disputed or not, and (iii) any liability in respect of any item described in clauses (i) or (ii) payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6 or otherwise.

“Taxing Authority” means, with respect to any Tax, the governmental body, entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Losses” has the meaning ascribed to such term in Section 8.3(a).

“Tax Return” means all reports, estimates, declarations of estimated Tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to other Persons.

“Termination Date” has the meaning ascribed to such term in Section 9.1(b).

“Third Party” means any Person other than any of the Parent Parties, JVP or any of their respective Affiliates.

“Third Party Acquisition” has the meaning ascribed to such term in Section 6.13(c).

“Transaction Documents” means the Newco LLC Agreement, the Transition Services Agreement, the Gas Gathering Agreement and the JVP Parent Guaranty.

“Transfer Taxes” has the meaning ascribed to such term in Section 8.5.

“Transition Period” means the period beginning on the Closing Date and ending on the date of termination or expiration of the Transition Services Agreement.

“Transition Services Agreement” has the meaning ascribed to such term in the recitals.

“Treasury Regulations” means the regulations promulgated by the U.S. Treasury Department under the Code.

“WARN Act” has the meaning ascribed to such term in Section 6.6(a).

1.2 Construction. In constructing this Agreement: (a) the word “includes” and its derivatives means “includes, without limitation” and corresponding derivative expressions; (b) the currency amounts referred to herein, unless otherwise specified, are in United States dollars; (c) whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified; (d) unless otherwise specified, all references in this Agreement to “Article,” “Section,” “Schedule,” “Exhibit,” “preamble” or “recitals” shall be references to an Article, Section, Schedule, Exhibit, preamble or recitals hereto; (e) whenever the context requires, the words used in this Agreement shall include the masculine, feminine and neuter and singular and the plural; (f) all words used as accounting terms and not otherwise defined in this Agreement has the meaning commonly applied to such term under GAAP; (g) the words “herein,” “hereby,” “hereof,” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or Article or other subdivision; (h) the terms “ordinary course” or “ordinary course of business” shall be deemed to refer to the conduct of the Parent Parties with respect to the Haynesville Business in the ordinary course consistent with past practice.

ARTICLE 2

FORMATION, CONTRIBUTION AND SPECIAL DISTRIBUTION

2.1 Formation of Newco.

(a) Immediately prior to the Closing, HS and JVP shall file a certificate of formation with respect to Newco in the form attached hereto as Exhibit D (the “Newco Certificate of Formation”) with the Secretary of State of the State of Delaware.

(b) At the Closing, the Parent Parties and JVP shall make the following initial capital contributions:

(i) HS shall assign, transfer and convey to Newco the Haynesville Assets (other than the Excluded Assets) in exchange for fifty percent (50%) of the Class A Shares to be issued by Newco on the Closing Date; and

(ii) JVP shall make a cash contribution to Newco of $875,000,000, subject to adjustment at the Closing pursuant to Section 2.3 (the “Closing Cash Contribution”), in immediately available funds, to a bank account of Newco designated by Parent and JVP not less than three (3) Business Days prior to the Closing Date, in exchange for fifty percent (50%) of the Class A Shares to be issued by Newco on the Closing Date.

(c) At Closing, HS and JVP shall each execute and deliver the limited liability company agreement in the form attached hereto as Exhibit E (the “Newco LLC Agreement”).

(d) At the Closing, Newco shall distribute to HS an amount equal to the Closing Cash Contribution in immediately available funds to an account designated by HS to Newco, subject to the post-closing adjustment set forth in Section 2.2.

2.2 Post-Closing Purchase Price Adjustment.

(a) As promptly as practicable after the Closing Date, and in any event not later than 120 days after the Closing Date, HS shall prepare and deliver to JVP a statement (the “Post-Closing Adjustment Statement”) that sets forth its calculation in reasonable detail, of the Net Accumulated Cash Flow for the entire Adjustment Period. The adjustments made pursuant to this section shall be an adjustment to the Closing Cash Contribution.

(b) After receipt of the Post-Closing Adjustment Statement, JVP shall have forty-five (45) days from receipt of the Post-Closing Adjustment Statement (the “Review Period”) to review such Post-Closing Adjustment Statement. In connection with JVP’s review of, and in the case of any dispute with respect to, the Post-Closing Adjustment Statement, the Parent Parties shall (i) provide JVP and its authorized representatives access to the relevant books and records of HS and its Affiliates and authorized representatives, including the work papers of such authorized representatives, and (ii) furnish to JVP any other information that relates to the Post-Closing Adjustment Statement, that is reasonably requested and is relevant to the calculation of Net Accumulated Cash Flow. Unless JVP provides written notice to HS of its disagreement as to one or more items included in the Post-Closing Adjustment Statement (“Notice of Disagreement”) prior to the expiration of the Review Period, the Post-Closing Adjustment Statement shall become final and binding on HS and JVP. A Notice of Disagreement shall set forth all of JVP’s disputed items in the calculation of Net Accumulated Cash Flow, together with the JVP’s proposed changes thereto. If JVP has delivered a timely Notice of Disagreement, then HS and JVP shall use their good faith efforts to reach written agreement on the disputed items to determine the Net Accumulated Cash Flow. If all of JVP’s disputed items have not been resolved by the thirtieth (30th) day following HS’ receipt of the Notice of Disagreement (the “Resolution Period”), then the remaining disputed items may be submitted by HS or JVP to binding arbitration by KPMG International Cooperative (the “Accounting Arbitrator”). The Accounting Arbitrator shall act as an arbitrator to determine only those items in dispute. All fees and expenses relating to the work to be performed by the Accounting Arbitrator shall be paid fifty percent (50%) by HS and fifty percent (50%) by JVP. HS and JVP shall provide information regarding the disputed items, and such supporting material as they deem reasonably appropriate, to the Accounting Arbitrator within five (5) Business Days of the appointment of such Accounting Arbitrator (the “Submission Deadline Date”), and each Party shall provide a contemporaneous copy to the other Party of the disputed items (and supporting material, if any) submitted to the Accounting Arbitrator. The Accounting Arbitrator shall then prepare and deliver to the Parties a written determination (such determination to include a work sheet setting forth all material calculations used in arriving at such determination and to be based solely on information provided to the Accounting Arbitrator by the Parties) of the Net Accumulated Cash Flow, including the disputed items, within sixty (60) days following the Submission Deadline Date, which determination will be final, binding and conclusive on the Parties as to such disputed items.

(c) If the Net Accumulated Cash Flow, as finally determined pursuant to the provisions of Section 2.2(b), is greater than as set forth on the Preliminary Closing Adjustment Statement, HS shall pay to an account designated by JVP an amount equal to fifty percent (50%) of such amount. If the Net Accumulated Cash Flow, as finally determined pursuant to the provisions of Section 2.2(b), is less than as set forth on the Preliminary Closing Adjustment Statement, JVP shall pay to an account designated by Newco, which will in turn make a distribution to an account designated by HS, with such payment and distribution to be in an amount equal to fifty percent (50%) of such amount. Any payment or distribution, as applicable, to be made pursuant to this Section 2.2(c) shall be made by wire transfer of immediately available funds within five (5) Business Days of the date the amount of the Net Accumulated Cash Flow is agreed or finally determined pursuant to the provisions of this Section 2.2(c). Any payment by JVP to Newco under this Section 2.2(c) shall be treated as an increase in JVP’s Closing Cash Contribution pursuant to Section 2.1(b)(ii) and any distribution by Newco to HS pursuant to this Section 2.2(c) shall be treated as an increase in Newco’s distribution of the Closing Cash Contribution to HS under Section 2.1(d). Any payment by HS to JVP pursuant to this Section 2.2(c) shall be treated as a decrease in JVP’s Closing Cash Contribution pursuant to Section 2.1(b)(ii) and a decrease in Newco’s distribution of the Closing Cash Contribution to HS pursuant to Section 2.1(d).

2.3 Preliminary Closing Adjustment Statement. Not less than five Business Days prior to the Closing, HS shall prepare and submit to JVP for review, using the best information reasonably available to HS, a draft adjustment statement (the “Preliminary Closing Adjustment Statement”) that shall set forth the Closing Cash Contribution, reflecting the following adjustment for Net Accumulated Cash Flow as of the date of preparation of such Preliminary Closing Adjustment Statement (rather than for the entire Adjustment Period) and the calculation used to determine such amount. Within three (3) Business Days of receipt of the Preliminary Closing Adjustment Statement, JVP will deliver to HS a written report containing all changes with the explanation therefor that JVP proposes to be made to the Preliminary Closing Adjustment Statement. If the Net Accumulated Cash Flow as set forth in the Preliminary Closing Adjustment Statement is a positive number, the Closing Cash Contribution shall be decreased by fifty percent (50%) of such amount. If the Net Accumulated Cash Flow as set forth in the Preliminary Closing Adjustment Statement is a negative number, the Closing Cash Contribution shall be increased by fifty percent (50%) of such amount. The Preliminary Closing Adjustment Statement, as agreed upon by the Parties, will be used to adjust the Closing Cash Contribution at Closing. If the Parties cannot agree on the Preliminary Closing Adjustment Statement prior to the Closing, the Preliminary Closing Adjustment Statement as presented by HS will be used to adjust the Closing Cash Contribution at Closing.

2.4 Revenues and Expenses.

(a) HS shall be entitled to all Revenues and rights of ownership attributable to the Haynesville Business and shall be responsible for all Direct Costs (and entitled to any refunds with respect thereto) and all liabilities incurred with respect to the Haynesville Business, in each case for any period of time prior to the Effective Time. Except to the extent otherwise taken into account in connection with determination of Net Accumulated Cash Flow, Newco shall be entitled to all Revenue, and shall be responsible for all Direct Costs (other than Excluded Liabilities), in each case for the period of time from and after the Effective Time. All Direct Costs in each case that are: (i) incurred with respect to operation of the Haynesville Business prior to the Effective Time shall be paid by or allocated to HS and (ii) incurred with respect to operation from and after the Effective Time and are not Excluded Liabilities shall be paid by or allocated to Newco, except as otherwise taken into account in connection with the determination of Net Accumulated Cash Flow.

(b) Newco will pay to HS any and all Revenues that are received in cash attributable to the rights of ownership of the Haynesville Business received after Closing by Newco (to the extent not accounted for in the Post-Closing Adjustment Statement) that are attributable to the Haynesville Business prior to the Effective Time. The Parent Parties will pay to Newco any and all Revenues that are received in cash attributable to the rights of ownership of the Haynesville Business received after Closing by a Parent Party (to the extent not accounted for in the Post-Closing Adjustment Statement) that are attributable to the Haynesville Business on and after the Effective Time. The Party responsible for the payment of amounts received shall reimburse the other Party within five (5) Business Days after the end of the month in which such amounts were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Post-Closing Adjustment Statement.

(c) HS will reimburse Newco for any and all Direct Costs that are paid in cash after Closing by Newco (to the extent not accounted for in the Post-Closing Adjustment Statement) and that are attributable to the Haynesville Assets prior to the Effective Time. Newco will reimburse HS for any and all Direct Costs (other than Excluded Liabilities) that are paid in cash after Closing by HS (to the extent not accounted for the Post-Closing Adjustment Statement) and that are attributable to the Haynesville Business on or after the Effective Time. The Party responsible for the payment of such costs and expenses shall reimburse the other Party within five (5) Business Days after the end of the month in which the applicable invoice and proof of payment of such invoice were received by the Party responsible for payment and, to the extent paid, such amounts shall not be taken into account for purposes of the Post-Closing Adjustment Statement.

(d) Each of HS and Newco shall be permitted to offset any Direct Costs owed by it to the other pursuant to this Section 2.4 against Revenues owing by the other party to it pursuant to this Section 2.4, but not otherwise, provided a detailed description of all such Direct Costs and Revenues and showing the calculation of the net amount is provided with the applicable payment or statement at the end of each month as provided in Sections 2.4(b) and (c).

2.5 JVP Parent Guaranty. Simultaneously with the execution and delivery of this Agreement, JVP Parent has executed and delivered to the Parent Parties the JVP Guaranty.

ARTICLE 3

CLOSING

3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall be held at the offices of Porter & Hedges, 1000 Main Street, 36th Floor, Houston, Texas 77002 on the third Business Day following the date on which all of the conditions to Closing set forth in Article 7 have been satisfied or waived, at 10:00 a.m., Houston time, or such other place, date and time as may be mutually agreed to in writing by the Parties, provided that no less than three (3) days shall elapse between the date of delivery of any supplement to the Schedules pursuant to Section 6.9 and the Closing. The “Closing Date,” as referred to herein, shall mean the date of the Closing.

3.2 Deliveries of the Parent Parties at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Parent Parties shall deliver or cause to be delivered the following:

(a) a counterpart of the Newco LLC Agreement, duly executed by HS;

(b) counterparts of the Gas Gathering Agreement, duly executed by Parent Operating and the other Affiliates of the Parent Parties that are parties thereto;

(c) counterparts of each of the Memoranda of Agreement, duly executed by Parent Operating and the other Affiliates of the Parent Parties that are parties to the Gas Gathering Agreement;

(d) a counterpart of the Transition Services Agreement, duly executed by Parent;

(e) such other bills of sale, deeds (including as to the Haynesville Real Property Interests, a special warranty of title), assignments, affidavits, certificates, cross receipts, instruments and documents as JVP may reasonably request in order to effectuate the transfer, assignment and conveyance to Newco of the Haynesville Assets as contemplated herein and to consummate the other transactions contemplated by this Agreement and the Transaction Documents;

(f) a properly executed statement from Parent (or HS, in the event that HS is not disregarded as an entity separate from Parent for federal income tax purposes on the Closing Date) dated as of the Closing Date, in a form reasonably acceptable to JVP, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2); and

(g) Lien releases, in form and substance reasonably satisfactory to JVP, effecting the full and complete release of all Liens on the Haynesville Assets (with the exception of Permitted Liens), duly executed by the holders thereof, including releases of any Liens in favor of the lenders under the Parent Credit Facility.

3.3 Deliveries of JVP at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, JVP shall deliver or cause to be delivered the following:

(a) a counterpart of the Newco LLC Agreement, duly executed by JVP;

(b) a wire transfer to Newco, in an amount equal to the Closing Cash Contribution in immediately available funds;

(c) a properly executed statement from JVP dated as of the Closing Date, in a form reasonably acceptable to Parent, that meets the requirements of Treasury Regulations Section 1.1445-2(b)(2); and

(d) such other affidavits, certificates, cross receipts, instruments and documents as the Parent Parties may reasonably request in order to consummate the transactions contemplated by this Agreement and the Transaction Documents.

3.4 Deliveries of Newco at Closing. At the Closing, upon the terms and subject to the conditions of this Agreement, the Parent Parties and JVP shall cause Newco to deliver the following:

(a) a counterpart of each of the Gas Gathering Agreement, Memoranda of Agreement and Transition Services Agreement, duly executed on behalf of Newco;

(b) documentation evidencing assumption of the Assumed Liabilities and the Haynesville Applicable Contracts and the obligations of Newco set forth in this Agreement;

(c) a certified copy from the Office of the Secretary of State of the State of Delaware of the Newco Certificate of Formation, which shall be in full force and effect and shall not have been amended or modified;

(d) certificates issued to each of JVP and HS representing that number of Class A Shares equal to fifty percent (50%) and fifty percent (50%) of such class of shares, respectively, to be issued by Newco at the Closing; and

(e) subject to Section 8.7, a wire transfer to HS, in an amount equal to the Closing Cash Contribution, of immediately available funds to an account designated in writing by Parent.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE PARENT PARTIES

Except as set forth in the Schedules delivered to JVP by HS, each of Parent and HS, jointly and severally, represents and warrants to JVP as follows:

4.1 Organization.

(a) Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. HS is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Oklahoma and has all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business as now conducted. HS is duly licensed or qualified to do business and is in good standing in the states listed on Schedule 4.1(a), which constitute all states in which the character of the properties and assets owned or held by it or the nature of the business conducted by it requires it to be so licensed or qualified, except where the failure to be licensed or qualified or in good standing would not have a HS Material Adverse Effect.

(b) Newco will be formed on the Closing Date immediately prior to Closing solely for the purpose of engaging in the transactions contemplated by this Agreement and the Transaction Documents. Prior to the Closing, Newco will have engaged in no other business activities and will have incurred no liabilities or obligations other than as contemplated herein or in the Transaction Documents. Upon such formation and as of the Closing, Newco will be a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware and will have all requisite limited liability company power and authority to own, operate and lease its properties and assets and to carry on its business, including ownership and operation of the Haynesville Assets.

(c) Except as set forth on Schedule 4.1(c), immediately after the Closing, Newco will have no Indebtedness.

4.2 Authority and Approval; Enforceability. Each of Parent and HS has full corporate power and authority or limited liability company power and authority, as the case may be, to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by each of them. The execution and delivery of this Agreement and the Transaction Documents, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed have been duly authorized and approved by all requisite corporate action or limited liability company action, as the case may be, of Parent and HS. This Agreement and each of the Transaction Documents to which Parent or HS is a party, or when executed will be, duly executed and delivered by HS or Parent, as the case may be, and, assuming this Agreement and each of the Transaction Documents to which Parent or HS is a party have been duly authorized, executed and delivered by JVP and its Affiliates, constitute the valid and legally binding obligation of Parent or HS, as the case may be, enforceable against Parent or HS, as the case may be, in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

4.3 No Conflict; Consents.

(a) Except as set forth on Schedule 4.3(a), the execution, delivery and performance of this Agreement and the Transaction Documents by Parent and HS does not, and the fulfillment and compliance with the terms and conditions hereof and thereof and the consummation of the transactions contemplated hereby and thereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the Governing Documents of Parent or HS, (ii) violate any provision of any Law applicable to Parent, HS, Newco, the Haynesville Assets or the Haynesville Business; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, or result in the suspension, termination or cancellation of, or in a right of suspension, termination or cancellation of, any Contract or other instrument to which Parent, HS, or any of the Haynesville Assets are bound, or to which, immediately after the Closing, Newco will be bound or violate any Permit held by HS or Parent, or that will be held by Newco immediately after the Closing, related to the Haynesville Assets or the Haynesville Business; except for those items which, individually or in the aggregate, would not reasonably be expected to have a HS Material Adverse Effect or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Haynesville Assets;

(b) Except as set forth on Schedule 4.3(b), no consent, approval, license, permit, order or authorization of any Governmental Authority is required in connection with the execution, delivery, and performance by Parent, HS or Newco of this Agreement and the Transaction Documents except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired, (ii) pursuant to the applicable requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) or (iii) with respect to Newco, which individually or in the aggregate, would not reasonably be expected to have a HS Material Adverse Effect.

4.4 Assets.

(a) Exhibit A-1 sets forth a map that describes in reasonable detail the Haynesville Systems, including the location of the real estate subject to the Surface Rights Agreements, the location of metering, interconnecting and treatment facilities.

(b) Exhibit A-2 sets forth a true and correct list and summary description (including location by state, parish and township, date, grantor, grantee, recording volume number, recording volume page number) of all Haynesville Rights-of-Way.

(c) Schedule 4.4(c) sets forth a true and correct list and description of all Haynesville Property in all material respects.

(d) Schedule 4.4(d) sets forth a true and correct list and description of all real estate owned in fee that comprises part of the Haynesville Assets or is used in connection with the operation of the Haynesville System.

(e) Except as set forth in Schedule 4.4(e), there are no preferential rights of purchase that are applicable to the transactions contemplated hereby.

(f) Except as set forth in Schedule 4.4(f), no part of the Haynesville Systems owned by HS is located in any (i) Haynesville Right-of-Way or (ii) property subject to a Surface Rights Agreement, in either case, that was obtained by eminent domain.

(g) HS has good title to, or holds pursuant to valid and enforceable leases, all the tangible properties and assets (excluding any Haynesville Assets that constitute real property or real property improvements under the applicable Laws of the State of Louisiana) that are used in the operation of the Haynesville Business as it is currently conducted, free and clear of all Liens other than Permitted Liens, and the instruments of transfer executed and delivered by HS at the Closing will vest in Newco good title to all such properties and assets, free and clear of all Liens other than Permitted Liens. Schedule 4.4(g) sets forth (i) all material tangible assets and tangible property (other than any real property) of HS used in the operation of the Haynesville Business as of the date of this Agreement and (ii) all other material tangible assets and tangible property (other than any real property) used in the operation of the Haynesville Business as currently conducted.

(h) None of the Permitted Liens materially interferes with the ownership, operation or maintenance of the Haynesville Business as currently conducted.

(i) Except as set forth in Schedule 4.4(i), HS does not lease, sublease or otherwise occupy any office or other space related to the Haynesville Business.

(j) Exhibit A-3 sets forth a true and correct list and summary description (including location by state, parish and township, date, grantor, grantee, recording volume number, recording volume and page number) of all Surface Rights Agreements.

(k) None of the Parent Parties or their Affiliates (other than HS) own or lease any Haynesville Assets (other than the Haynesville Applicable Contracts to which Parent is a party).

4.5 No Material Adverse Changes. Except as set forth on Schedule 4.5, since the Balance Sheet Date:

(a) there has not been a HS Material Adverse Effect;

(b) the Haynesville Assets have been operated and maintained in the ordinary course of business consistent with past practices as a Gathering system exempt from FERC jurisdiction under Section 1(b) of the Natural Gas Act;

(c) there has not been any material damage, destruction or loss to any of the Haynesville Assets, whether or not covered by insurance; and

(d) no Parent Party has taken any action which, if taken after the date of this Agreement, would require the consent of JVP pursuant to Section 6.1(b).

4.6 Taxes. Except as set forth on Schedule 4.6:

(a) All material Tax Returns required to be filed by or with respect to HS and the ownership and operation of the Haynesville Assets have been timely filed. All such Tax Returns are correct and complete in all material respects. All Taxes owed by HS, Parent or with respect to the ownership and operation of the Haynesville Assets have been timely paid in full.

(b) There are no outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax Return or the payment of any Tax with respect to HS, Parent or any of the Haynesville Assets.

(c) There are no Liens for Taxes (other than Permitted Liens) upon any of the Haynesville Assets.

(d) None of the Haynesville Assets are “tax-exempt use property” within the meaning of Section 168(h) of the Code. None of the Haynesville Assets directly or indirectly secure any Indebtedness, the interest on which is tax-exempt under Section 103(a) of the Code.

(e) There are no Proceedings for the assessment or collection of Taxes pending or, to either Parent Party’s Knowledge, threatened with respect to HS, Parent or the Haynesville Assets.

(f) All Taxes required to be withheld, collected, or deposited by or with respect to HS or the Haynesville Assets have been timely withheld, collected, or deposited, and to the extent required by applicable Law, timely paid to the appropriate Taxing Authority.

(g) HS currently is, and at all times since its formation has constituted, a domestic eligible entity that is disregarded as an entity separate from Parent within the meaning and for purposes of Section 301.7701-3(b) of the Treasury Regulations.

(h) The Parent Parties have not participated in any reportable transaction required to be disclosed under Section 6707A of the Code and/or Section 1.6011-4 of the Treasury Regulations that is related to the Haynesville Assets.

(i) The transfer of the Haynesville Assets to Newco will not cause Newco to own any equity interest in any joint venture or other arrangement or contract that could properly be treated as a partnership or other entity for federal income tax purposes. None of the Haynesville Assets consists of an equity or other ownership interest in any other Person.

4.7 Environmental Matters. Except as set forth on Schedule 4.7:

(a) With respect to the Haynesville Business, no Parent Party has entered into, or is subject to, any agreements, consents, orders, decrees, judgments, license or permit conditions, or other directives of any Governmental Authority based on any Environmental Laws that relate to the Haynesville Assets and that require any remediation or other change in the present conditions of any of the Haynesville Assets.

(b) There has not been any Release, disposal, event, condition, circumstance, activity, practice or incident concerning any land, facility, asset or property included in the Haynesville Assets or related to the Haynesville Business that: (i) interferes with or prevents compliance by HS with respect to the Haynesville Business with any Environmental Law or the terms of any permits, licenses, orders, approvals, variances, waivers, franchises, rights or other authorizations issued pursuant thereto; or (ii) gives rise to or results in any liability of HS to any Person which, in the case of either clause (i) or (ii) hereof, would have a HS Material Adverse Effect.

(c) All material reports, studies, written notices from environmental Governmental Authorities, tests, analyses, and other documents specifically addressing environmental matters related to the ownership or operation of the Haynesville Assets, which are in HS’ or its Affiliates’ possession, have been made available to JVP.

(d) (i) HS is and has been in compliance in all material respects with all Environmental Laws with respect to the Haynesville Business (including holding all material Permits required under applicable Environmental Laws), and (ii) there is no material obligations by HS to remediate conditions upon the Haynesville Assets under applicable Environmental Law (and no such obligation would arise as a result of notice or lapse of time or both).

(e) Schedule 4.7(e) sets forth a true and correct list of all material Permits required to be obtained or made by or on behalf of HS for the construction, operation, maintenance and ownership of the Haynesville Business in compliance with Environmental Laws. As of the Closing Date, HS has obtained all material Permits under Environmental Laws necessary to construct, own and operate the Haynesville Business. Except as described in Schedule 4.7(e), such Permits are validly issued, final and in full force and effect and (i) are not subject to any current legal or administrative proceeding, (ii) are not subject to any material unsatisfied condition that was required to be satisfied on or prior to the date this representation is made, and (iii) all applicable appeal periods with respect to such Permits have expired.

(f) (i) There is no action, suit, claim, investigation by a Governmental Authority, or proceeding (including, but not limited to, any arbitration proceeding) of any nature pending or, to the Knowledge of HS, threatened against the Parent Parties with respect to the Haynesville Business, and (ii) HS has received no written notice from any Person that HS is not in compliance in all material respects with all Environmental Laws, in each case under clauses (i) and (ii) above, to the extent relating to the Haynesville Business and that reasonably could be expected to result in material liability of the Parent Parties under any Environmental Law.

4.8 Sufficiency of Assets. Except as set forth on Schedule 4.8, the Haynesville Assets, together with the Transition Services Agreement and Gas Gathering Agreement, constitute all assets and properties reasonably necessary to operate the Haynesville Business as currently conducted by HS.

4.9 Permits.

(a) Schedule 4.9 sets forth a true and complete list of all of the material Permits required to conduct the Haynesville Business in the manner currently conducted (the “Material Permits”). Except as set forth on Schedule 4.9: (i) HS validly holds all of the Material Permits; (ii) no Parent Party has received any written notification concerning any violations with respect to any of the Material Permits; and (iii) no proceeding is pending or, to HS’ Knowledge, threatened with respect to any alleged failure by any Parent Party to have any Permit required to conduct the Haynesville Business in the manner currently conducted or to be in compliance with a Material Permit.

(b) Nothing in this Section 4.9 shall be deemed to be a representation or warranty with respect to any Permit required under Environmental Law, which matters are addressed only in Section 4.7 of this Agreement.

4.10 Contracts.

(a) Schedule 4.10(a) contains a true and complete listing of the following Contracts relating to the Haynesville Business, to which HS is a party (or Parent is a party to extent it relates primarily to the Haynesville Business) (each such Contract being referred to herein as a “Material Contract”):

(i) any Contract that can reasonably be expected to result in aggregate payments by HS or Parent of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Contract (other than master service agreements that were entered into in the ordinary course of business and which can be terminated by HS or Parent without penalty on thirty (30) days’ or less notice);

(ii) any Contract that can reasonably be expected to result in aggregate revenues to HS or Parent of more than $250,000 during the current or any subsequent fiscal year or $1,000,000 in the aggregate over the term of such Contract;

(iii) any Hydrocarbon purchase and sale, Gathering, compression, intra-state transportation, processing or similar Contract unless terminable by each party without penalty on sixty (60) days or less notice;

(iv) any Contract that is an indenture, mortgage, loan, credit or sale-leaseback, guaranty of any obligation, security agreement, assignment, pledge, bonds, letters of credit or similar financial Contract;

(v) any Contract that constitutes a lease under which HS or Parent is the lessor or the lessee of real, immovable, personal or movable property which lease (A) cannot be terminated by HS or Parent without penalty upon sixty (60) days or less notice and (B) involves an annual base rental of more than $250,000 or more than $1,000,000 in the aggregate over the term of such lease;

(vi) any Contract that constitutes a non-competition agreement or any agreement that purports to restrict, limit or prohibit the manner in which, or the locations in which, the Haynesville Business may be conducted, including area of mutual interest Contracts;

(vii) any Contract among or between HS or Parent, on the one hand, and any Affiliate of the Parent Parties, on the other hand;

(viii) other than Contracts otherwise listed on the Schedules, any Contract to indemnify a Third Party in an amount that could exceed $250,000 (other than master service agreements that were entered into in the ordinary course of business);

(ix) any executory Contract that constitutes a pending purchase and sale agreement or other Contract providing for the purchase, sale or earning of any material asset;

(x) any Contract that constitutes a partnership agreement, joint venture agreement or similar Contract;

(xi) any Contract that constitutes a swap, sale or other exchange of commodities or other hedging agreement;

(xii) any Contract the termination of which would result in a HS Material Adverse Effect;

(xiii) any Contract for the provision of services relating to Gathering, compression, collection, processing, treating or transportation of natural gas or other Hydrocarbons;

(xiv) any Contract that constitutes a pipeline interconnect or facility operating agreement with respect to all or any part of the Haynesville Systems; and

(xv) any Contract for consulting services.

(b) The Material Contracts are in full force and effect as to the Parent Party that is a party thereto and immediately after the Closing will be in effect as to Newco (except for Contracts as to which Parent is permitted to, and as of the Closing shall have, made arrangements to enable Newco to receive the related economic benefits thereof, as described in the last sentence of Section 6.8) and, to the Parent Parties’ Knowledge, each counterparty (excluding any Material Contract that terminates as a result of expiration of its existing term). Except as set forth on Schedule 4.10(b), there exist no defaults under the Material Contracts by HS or Parent or, to HS’ Knowledge, by any other Person that is a party to such Material Contracts, except for such defaults that would not, individually or in the aggregate, have a HS Material Adverse Effect. Except as set forth on Schedule 4.10(b), neither HS nor Parent has given or received any written notice of any material disputes under any Material Contract. Prior to the execution of this Agreement, HS has made available to JVP true and complete copies of each Material Contract and all amendments thereto. Neither HS nor Parent has received or given any unresolved written notice of default, amendment, waiver, price redetermination, market out, curtailment or termination with respect to any Material Contract.

(c) Nothing in this Section 4.10 shall be deemed to be a representation or warranty with respect to any Haynesville Rights-of-Way or Surface Agreements, which matters are addressed solely in Sections 4.4 and 4.11(a) and Article 11.

4.11 Litigation; Compliance with Laws. Except as set forth on Schedule 4.11:

(a) There is no Proceeding pending or, to HS’ Knowledge, threatened (i) against either Parent Party or any of their respective Affiliates that questions or involves the validity or enforceability of any obligations of either Parent Party under this Agreement or any of the Transaction Documents to which any such Person is a party or (ii) against or affecting any of the Haynesville Assets or any of the operations of the Haynesville Business.

(b) There are no judgments, orders, decrees or injunctions of any Governmental Authority, or, to HS’ Knowledge, sought by any Governmental Authority, whether at Law or in equity, (i) against or affecting any of the Haynesville Assets or any of the operations of the Haynesville Business or (ii) that questions or involves the validity or enforceability of any obligations of the Parent Parties under this Agreement or any of the Transaction Documents to which such entity is a party.

(c) HS and Parent are in compliance with applicable Laws with respect to the ownership of the Haynesville Assets and the operation of the Haynesville Business, except for such non-compliance that would not, individually or in the aggregate, have a HS Material Adverse Effect.

(d) Nothing in this Section 4.11 shall be deemed to be a representation or warranty with respect to (i) any Taxes or related reporting which matters are addressed only in Section 4.6, (ii) any Environmental Law, which matters are addressed only in Section 4.7 of this Agreement or (iii) compliance with the Natural Gas Act or the Natural Gas Policy Act, which matters are addressed only in Section 4.16 of this Agreement.

4.12 Employees and Employee Benefits.

(a) HS does not have any current or former employees and has never sponsored or maintained any “employee benefit plan,” as defined in Section 3(3) of ERISA, employment, severance or similar contract, plan arrangement or policy and any other plan or arrangement (written or oral) providing for compensation, bonuses, profit-sharing, stock option or other stock-related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance program, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits and post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) (collectively, “Employee Plans”).

(b) Schedule 4.12(b) sets forth the names of the active employees of Parent or any of its Affiliates who spend all or substantially all of their business time engaged in, or in activities primarily related to, the operation of the Haynesville Business (the “Subject Employees”). None of the Subject Employees is obligated under any Contract with Parent or its Affiliates, nor to Parent’s Knowledge, subject to any judgment, decree or order of any court or administrative agency, that would prevent such Subject Employee from performing services for Newco. Neither Parent nor any of its Affiliates has received notice from any Subject Employee or group of Subject Employees, that such person or group intends to terminate their employment.

(c) None of the Subject Employees is covered by any collective bargaining agreement and, to Parent’s Knowledge, there are not any union organizing efforts underway with respect to any such employees.

(d) There is no claim, action, suit, investigation, audit or proceeding pending against or involving or, to Parent’s Knowledge, threatened against or involving, Parent or any of its Affiliates alleging violation of any state or federal employment laws with respect to the Subject Employees, including claims, actions, suits, investigations, audits or proceedings alleging employment discrimination, harassment, wrongful discharge, wage and hour violations, or any other unfair employment practices under state or federal law.

4.13 Insurance. Schedule 4.13 sets forth all insurance policies of HS or any of its Affiliates that provides coverage with respect to the Haynesville Assets and the Haynesville Business (including amounts and types of coverage) (the “Insurance Policies”). All of the Insurance Policies are in full force and effect, and the policyholders are in compliance in all material respects with the terms of such policies. There is no claim pending under any of the Insurance Policies as to which coverage with respect to the policyholder or insured party has been denied or disputed by the underwriters or issuers of such Insurance Policies. No such policyholder has received any written notice of cancellation of any of the Insurance Policies, that any Insurance Policy will not be renewed or that any underwriter or issuer of any of the Insurance Policies is unable or unwilling to perform its obligations thereunder.

4.14 Intellectual Property. Except for the HS Marks or as otherwise set forth on Schedule 4.14, in connection with the operations of the Haynesville Business, neither HS nor any of its Affiliates own any material Intellectual Property or possess any licenses to use any material Intellectual Property (other than customary software licenses relating to “off-the-shelf” software) that is used in connection with the Haynesville Assets or the operation of the Haynesville Business as currently conducted. To HS’ Knowledge, the use of the Haynesville Assets and the operations of the Haynesville Business as currently conducted, do not materially conflict with any Intellectual Property of any third parties.

4.15 Financial Statements; Other Commitments.

(a) Schedule 4.15(a) sets forth a true and correct copy of the Reference Financial Statements, which financial statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except for the absence of footnote disclosure, and in the case of the financial statements for the two-month period ended February 28, 2010, the absence of year-end adjustments which will not be material to the Haynesville Business), and fairly present in all material respects the financial condition of the Haynesville Business at the dates thereof and the results of the operations of the Haynesville Business for the periods indicated, in each case in accordance with GAAP.

(b) Schedule 4.15(b) sets forth all Haynesville Imbalances associated with the Haynesville Business as of the Effective Time.

(c) Except as set forth on Schedule 4.15(c), there are no pipelines or Gathering facilities that constitute part of the Haynesville Assets (i) in respect of which any

Parent Party has received an order from any Governmental Authority requiring that such pipelines or Gathering facilities be abandoned, or (ii) that are neither in use nor temporarily abandoned in accordance with applicable Law that have not been abandoned in accordance with applicable Law.

(d) No Parent Entity is a party to any synthetic lease with respect to the Haynesville Business, nor is either of them a party to any off-balance sheet financing arrangements with respect to the Haynesville Business.

(e) Except as set forth on Schedule 4.15(e), the Parent Parties and their Affiliates have no Liabilities relating to the Haynesville Business or the Haynesville Assets, other than those (i) reflected on or disclosed in the Reference Financial Statements or any notes thereto or (ii) incurred in the ordinary course of business since February 28, 2010, which do not, individually or in the aggregate, have a HS Material Adverse Effect.

4.16 Regulation. Neither the Haynesville Assets nor the Haynesville Business is subject to regulation under the Natural Gas Act or the Natural Gas Policy Act.

4.17 Solvency. Each of HS and Parent is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents will be, Solvent. For purposes of this Section 4.17 and Section 5.8, “Solvent” means, with respect to the a Person on any date of determination, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities of such Person that would constitute liabilities under GAAP, (b) the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay its debts as they become absolute and matured, taking into account the possibility of refinancing such obligations and selling assets, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts as they mature taking into account the possibility of refinancing such obligations and selling assets and (d) such Person is not engaged in business or a transaction, and does not intend to engage in business or a transaction, for which such Person’s property remaining after such transaction would constitute unreasonably small capital.

4.18 Brokerage Arrangements. Neither of the Parent Parties has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which Newco or JVP would be responsible.

4.19 Affiliate Transactions. Schedule 4.19 sets forth, among other things, all Contracts and any Liabilities or obligations relating to the Haynesville Business between HS, on the one hand, and Parent or any or Affiliate of Parent or HS on the other hand.

4.20 Accredited Investor. HS is an “accredited investor,” as such term is defined in Regulation D of the Securities Act, as amended, and will acquire its membership interest in Newco for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. HS acknowledges that the membership interests in Newco received for in exchange of its capital contribution will not be registered under the Securities Act or any applicable state securities law, and that the membership interests in Newco may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

4.21 Investment Company. Neither Parent, nor HS, nor any of their respective Affiliates is an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended.

4.22 Disclaimer.

(a) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY ANY PARENT PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT (i) THE PARENT PARTIES MAKE NO REPRESENTATIONS OR WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, AND (ii) THE PARENT PARTIES EXPRESSLY DISCLAIM ALL LIABILITY AND RESPONSIBILITY FOR ANY REPRESENTATION, WARRANTY, STATEMENT OR INFORMATION MADE OR COMMUNICATED (ORALLY OR IN WRITING) TO JVP OR ANY ITS AFFILIATES, EMPLOYEES, AGENTS, CONSULTANTS OR REPRESENTATIVES (INCLUDING ANY OPINION, INFORMATION, PROJECTION OR ADVICE THAT MAY HAVE BEEN PROVIDED TO JVP BY ANY OFFICER, DIRECTOR, EMPLOYEE, AGENT, CONSULTANT, REPRESENTATIVE OR ADVISOR OF THE PARENT PARTIES OR ANY OF THEIR AFFILIATES).

(b) EXCEPT AS AND TO THE EXTENT EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR CERTIFICATE DELIVERED BY ANY PARENT PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, AND WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, THE PARENT PARTIES EXPRESSLY DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, AS TO (i) THE CONTENT, CHARACTER OR NATURE OF ANY DESCRIPTIVE MEMORANDUM, REPORTS, BROCHURES, CHARTS OR STATEMENTS PREPARED BY THIRD PARTIES; (ii) ANY ESTIMATES OF THE VALUE OF THE HAYNESVILLE ASSETS OR FUTURE REVENUES GENERATED BY THE HAYNESVILLE ASSETS; (iii) THE TRANSPORTATION, PROCESSING OR GATHERING OF HYDROCARBONS FROM THE HAYNESVILLE ASSETS; (iv) THE VOLUMES OF NATURAL GAS AVAILABLE TO THE HAYNESVILLE ASSETS; (v) TITLE TO, OR THE CONDITION, QUALITY, SUITABILITY OR DESIGN OF, THE HAYNESVILLE ASSETS, IT BEING EXPRESSLY UNDERSTOOD AND AGREED BY JVP THAT, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY CERTIFICATE DELIVERED BY ANY PARENT PARTY IN CONNECTION WITH THIS AGREEMENT OR ANY TRANSACTION DOCUMENT, NEWCO WILL BE DEEMED TO BE OBTAINING THE HAYNESVILLE ASSETS IN THEIR PRESENT STATUS, CONDITION, AND STATE OF REPAIR, “AS IS” AND “WHERE IS” WITH ALL FAULTS

AND JVP HAS MADE OR CAUSED TO BE MADE SUCH INSPECTIONS AS JVP DEEMS APPROPRIATE; (vi) ANY OTHER MATERIALS OR INFORMATION THAT MAY HAVE BEEN MADE AVAILABLE OR COMMUNICATED TO JVP OR ITS AFFILIATES, OR THEIR EMPLOYEES, AGENTS, CONSULTANTS, REPRESENTATIVES OR ADVISORS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY DISCUSSION OR PRESENTATION RELATING THERETO, AND FURTHER DISCLAIM ANY REPRESENTATION OR WARRANTY, EXPRESS, STATUTORY OR IMPLIED, OF MERCHANTABILITY, FREEDOM FROM EXHIBITORY VICES OR DEFECTS, FITNESS FOR A PARTICULAR PURPOSE OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS OF ANY EQUIPMENT.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF JVP

Except as set forth in the Schedules delivered to HS by JVP, JVP represents and warrants to the Parent Parties as follows:

5.1 Organization.

(a) JVP is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware.

5.2 Authority and Approval; Enforceability.

(a) JVP has full limited liability company power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby and to perform all of the terms and conditions hereof and thereof to be performed by it. The execution and delivery by JVP of this Agreement and the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby and thereby and the performance of all of the terms and conditions hereof and thereof to be performed by JVP has been duly authorized and approved by all requisite limited liability company action on the part of JVP. This Agreement and each of the Transaction Documents to which JVP is a party have been, or when executed will be, duly executed and delivered by JVP and, assuming this Agreement and each of the Transaction Documents to which JVP is a party have been duly authorized, executed and delivered by HS, Parent and their respective Affiliates who are parties thereto, constitute the valid and legally binding obligation of JVP, enforceable against JVP in accordance with their terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights and remedies generally and by general principles of equity (whether applied in a proceeding at law or in equity).

5.3 No Conflict; Consents.

(a) Except as set forth on Schedule 5.3(a), this Agreement and the execution, delivery and performance hereof by JVP does not, and the fulfillment and compliance with the terms and conditions hereof and the consummation of the transactions contemplated hereby will not, (i) violate, conflict with any of, result in any breach of, or require the consent of any Person under, the terms, conditions or provisions of the charter documents or equivalent governing instruments of JVP; (ii) conflict with or violate any provision of any law or administrative rule or regulation or any judicial, administrative or arbitration order, award, judgment, writ, injunction or decree applicable to JVP or any of its subsidiaries; (iii) conflict with, result in a breach of, constitute a default under (whether with notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or require any consent, authorization or approval under, any Contract or other instrument to which any of JVP or any of its subsidiaries is a party or by which any of them is bound or to which any of their property is subject, except in the case of clause (iii), for those items which individually or in the aggregate would not reasonably be expected to have a JVP Material Adverse Effect; and

(b) no consent, approval, license, permit, order or authorization of any Governmental Authority or other Person is required to be obtained or made by or with respect to JVP or any of its Affiliates in connection with the execution, delivery, and performance of this Agreement and the Transaction Documents to which it is party or the consummation of the transactions contemplated hereby and thereby, except (i) as have been waived or obtained or with respect to which the time for asserting such right has expired or (ii) pursuant to the applicable requirements of the HSR Act.

5.4 Independent Investigation. JVP is sophisticated in the evaluation, purchase, ownership and operation of oil and gas properties, gas gathering pipelines and related facilities. In making its decision to enter into this Agreement, and to consummate the transaction contemplated hereby and thereby, JVP, except to the extent of the Parent Parties’ express representations, warranties, covenants and agreements contained in this Agreement and the Transaction Documents, or in the schedules delivered in connection herewith and therewith, (a) has relied or shall rely on its own independent investigation and evaluation of the Haynesville Assets and the Haynesville Business and the advice of its own legal, tax, economic, environmental, engineering, geological and geophysical advisors and the express provisions of this Agreement and not on any comments, statements, projections or other materials made or given by any representatives or consultants or advisors engaged by HS, and (b) has satisfied or shall satisfy itself through its own due diligence as to the environmental and physical condition of and contractual arrangements and other matters affecting the Haynesville Assets or the Haynesville Business.

5.5 Financing. JVP has, or will have at Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable JVP to fund the Closing Cash Contribution and its other obligations under the Transaction Documents.

5.6 Brokerage Arrangements. Neither JVP nor its Affiliates has entered (directly or indirectly) into any Contract with any Person that would require the payment of a commission, brokerage or “finder’s fee” or other fee in connection with this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby for which the Parent Parties would have responsibility.

5.7 Litigation. There is no Proceeding pending or, to JVP’s Knowledge, threatened that (a) questions or involves the validity or enforceability of any of JVP’s obligations under this Agreement or any of the Transaction Documents to which it is a party or (b) seeks (or reasonably might be expected to seek) (i) to prevent or delay the consummation by JVP of the transactions contemplated by this Agreement or any of the Transaction Documents to which JVP is a party or (ii) to impose Liabilities in connection with the consummation of the transactions contemplated by this Agreement or any of the Transaction Documents.

5.8 Solvency. JVP is, and immediately after giving effect to the transactions contemplated by this Agreement and the Transaction Documents, JVP will be, Solvent.

5.9 Accredited Investor. JVP is an “accredited investor,” as such term is defined in Regulation D of the Securities Act of 1933, as amended, and will acquire its membership interest in Newco for its own account and not with a view to a sale or distribution thereof in violation of the Securities Act, and the rules and regulations thereunder, any applicable state blue sky Laws or any other applicable securities Laws. JVP acknowledges that the membership interests in Newco received in exchange for its capital contribution will not be registered under the Securities Act or any applicable state securities law, and that the membership interests in Newco may not be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to state securities laws and regulations as applicable.

ARTICLE 6

ADDITIONAL AGREEMENTS, COVENANTS, RIGHTS AND OBLIGATIONS

6.1 Operation of the Haynesville Business.

(a) Except as provided in this Agreement or the Transaction Documents or as consented to in writing by JVP, during the period from the date of this Agreement through the Closing Date, the Parent Parties shall:

(i) operate the Haynesville Business, or cause it to be operated, in the usual and ordinary course of business;

(ii) preserve, maintain and protect the Haynesville Assets in customary repair, order and condition;

(iii) communicate regularly with JVP and keep JVP advised of any material developments relating to the Haynesville Business;

(iv) use commercially reasonable efforts to pursue the development of the Project (as defined in the Newco LLC Agreement), including making capital and operating expenditures in accordance with the Approved Budget; and

(v) take all actions reasonably necessary to ensure that, immediately following the Closing, Newco is duly qualified to transact business in each state in which its ownership of the Haynesville Assets or the operation of the Haynesville Business requires such qualification.

(b) Except as set forth on Schedule 6.1(b), as provided in this Agreement or the Transaction Documents or as consented to in writing by JVP, during the period from the date of this Agreement through the Closing Date, HS shall not (and with respect to clause (iii) (to the extent any Material Contract referred to therein is or would be a Haynesville Applicable Contract) and clauses (iv)-(xii), Parent shall not) do any of the following:

(i) merge, consolidate, liquidate, dissolve, recapitalize or otherwise wind up its business;

(ii) (A) issue any limited liability company membership interest or other equity security, or effect any change in its capitalization as it exists on the date of this Agreement, (B) redeem, purchase or otherwise acquire any limited liability company interests or other equity securities or (C) grant, confer or award any option, warrant, conversion right or other right to acquire or otherwise with respect to any limited liability company membership interest or other equity security, or grant or issue any restricted securities;

(iii) enter into any Material Contract, or terminate any Material Contract amend any Material Contract in any material respect, other than in the ordinary course of business consistent with past practice;

(iv) purchase or otherwise acquire (including by merger, consolidation, purchase of assets, lease or otherwise) the business of, or any equity interest in, any Person (or any division thereof) for consideration in excess of $200,000 to the extent such business or equity interest would be owned by Newco following Closing;

(v) sell, lease or otherwise dispose of any Haynesville Asset that individually has a fair market value of in excess of $200,000, other than sales and dispositions to the extent such assets are replaced or sales and dispositions in the ordinary course of business consistent with past practices;

(vi) take any action, refrain from taking any action, or enter into any agreement or contract that would result in the imposition of any Lien (other than Permitted Liens and any Liens under Parent’s existing credit facilities that will be released at Closing) on any of the Haynesville Assets;

(vii) cancel, compromise, waive, release or settle any right, claim or lawsuit with respect to which the Haynesville Business other than immaterial rights and claims in the ordinary course of business consistent with past practice;

(viii) make any capital expenditures with respect to the Haynesville Business, other than (x) expenditures in accordance with the Approved Budget not in excess of the Permitted Capital Expenditures or (y) expenditures required by applicable Law that are made after prior written notice to JVP;

(ix) enter into any transactions with any of its Affiliates relating to or affecting the Haynesville Assets or the Haynesville Business, except as contemplated by this Agreement;

(x) fail to maintain in full force and effect the Insurance Policies;

(xi) grant or create any preferential right to purchase, right of first opportunity or other transfer restriction or requirement with respect to the Haynesville Assets; or

(xii) agree, whether in writing or otherwise, to do any of the foregoing.

6.2 Access to Records; Confidentiality.

(a) Between the date hereof and the Closing, the Parent Parties shall give JVP and its authorized representatives reasonable access, during regular business hours and upon reasonable advance notice, to the financial, title, tax, corporate and legal materials and operating data, records and information relating to the Haynesville Business, including the work papers used or created by the Parent Parties or their representatives, and shall furnish to JVP such other information as it may reasonably request; provided that, with respect to any such data, records and information that is in electronic form, the Parent Parties shall use commercially reasonable efforts to make such data, records and information (including the Records) available to JVP in formats that are acceptable to them; and, provided, further, that JVP shall not (a) contact clients, customers, suppliers or lenders of the Parent Parties with respect to the transactions contemplated hereby or (b) perform invasive or subsurface investigations of the real property comprising the Haynesville Assets, without the prior written consent of the Parent Parties (which consent shall not be unreasonably withheld or delayed). JVP shall, and shall cause its representatives to, comply fully with all rules, regulations, policies and instructions reasonably issued by the Parent Parties and provided to JVP regarding such Person’s actions while upon, entering or leaving any property. JVP shall not, and shall cause its representatives not to, unreasonably interfere with the day-to-day operations of the businesses of the Parent Parties in conducting any due diligence activities. The Parent Parties shall have the right to have a representative present at all times of any inspections, interviews, and examinations conducted at or on the offices or other facilities or properties of the Parent Parties.

(b) JVP hereby agrees to defend, indemnify and hold harmless each of the Parent Indemnified Parties from and against any and all Liabilities attributable to personal injury, death or physical property damage, or violations of Parent’s or its Affiliate’s rules, regulations or operating policies of which JVP or the JVP’s representatives and advisors had been informed, in each case arising out of, resulting from or relating to any field visit, environmental property assessment, or other due diligence activity conducted by JVP or any JVP’s representative or advisor with respect to the Haynesville Assets or Haynesville Business prior to Closing, EVEN IF SUCH LIABILITIES ARISE OUT OF OR RESULT FROM, SOLELY OR IN PART, THE SOLE, ACTIVE, PASSIVE, CONCURRENT OR COMPARATIVE NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT OR VIOLATION OF LAW OF OR BY A

MEMBER OF THE PARENT INDEMNIFIED PARTIES, EXCEPTING ONLY LIABILITIES ACTUALLY RESULTING ON THE ACCOUNT OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF A MEMBER OF THE PARENT INDEMNIFIED PARTIES.

(c) JVP shall hold in confidence all such information on the terms and subject to the conditions contained in the Confidentiality Agreement, dated February 4, 2010, by and between JVP Parent and Parent (the “Confidentiality Agreement”).

6.3 Regulatory Filings; Consents. JVP and the Parent Parties shall each use, and shall cause their respective Affiliates to use, all commercially reasonable efforts to obtain all necessary consents, waivers, authorizations and approvals and to give all notices to and make all filings with, all Governmental Authorities and other Persons that may be or become necessary for its execution and delivery of, and the performance of its obligations under this Agreement and the Transaction Documents to which it is a party and will cooperate fully with the other Party in promptly seeking to obtain all such authorizations, consents, orders, and approvals, giving such notices, and making such filings, including any filings required under the HSR Act, with respect to the transactions contemplated by this Agreement, provided that, except as specifically provided in this Section 6.3, such assistance shall not be deemed to require an expenditure of money by JVP with respect to consent or approval required to be obtained by Parent Parties or their Affiliates. To the extent required by the HSR Act, JVP and the Parent Parties shall each (i) file or cause to be filed, as promptly as practicable but in no event later than the tenth (10th) Business Day after the execution and delivery of this Agreement, with the Federal Trade Commission and the United States Department of Justice, all reports and other documents required to be filed by any such Party under the HSR Act concerning the transactions contemplated hereby and (ii) promptly comply with or cause to be complied with any requests by the Federal Trade Commission or the United States Department of Justice for additional information concerning such transactions, in each case so that the waiting period applicable to this Agreement and the transactions contemplated hereby under the HSR Act shall expire as soon as practicable after the execution and delivery of this Agreement. JVP and the Parent Parties each agree to request, and to cooperate with the other Parties in requesting, early termination of any applicable waiting period under the HSR Act. The costs of any filing fees required in connection with any HSR filing shall be borne equally between JVP, on the one hand, and the Parent Parties, on the other hand. In the event any Governmental Authority issues any order, writ, injunction or decree that prohibits or restrains a Party from consummating the transactions contemplated hereby, such Party shall, and shall cause each of its Affiliates to, use its reasonable best efforts to have such order, writ, injunction or decree lifted as soon as practicable. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Agreement shall require JVP, HS, Parent or any of their respective Affiliates to enter into or offer to enter into any divestiture, hold-separate, business limitation or similar agreement or undertaking whether prior to or after the Closing Date, or to commit or agree to any of the foregoing, to obtain any consents, approvals, permits or authorizations.

6.4 Further Assurances. Upon the request of JVP or HS at any time on or after the Closing Date, the other Party shall, or if requested shall cause its Affiliate to, promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as the requesting Party or its counsel may reasonably request in order in order to effectuate the purposes of this Agreement or any of the Transaction Documents or to vest in Newco all right, title and interest in and to the Haynesville Assets, free an clear of all Liens (except Permitted Liens).

6.5 Publicity. Neither JVP nor the Parent Parties shall issue any press release or similar public announcement pertaining to this Agreement or the Transaction Documents the transactions contemplated hereby or thereby without the prior consent of the other Party (which consent shall not be unreasonably withheld, delayed or conditioned), except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, as reasonably determined by the Party issuing such press release or making such public announcement, in which case such issuing or announcing party shall provide at least twenty-four (24) hours prior notice of such press release or public announcement to the other Party for review and comment; provided, in the case of any press release or public announcement by Parent or JVP Parent or any related filing under the Exchange Act that is issued, made or filed in connection with signing of this Agreement and the Closing, Parent or JVP Parent shall be permitted to issue or make its press release, public announcement and related filings under the Exchange Act if it provides a copy of such press release or filing or the substance of such announcement in substantially final form for review and comment by JVP Parent or Parent, as the case may be, at least twenty-four (24) hours prior to such public release or announcement or filing.

6.6 Employee Matters.

(a) Effective as of the Closing, Newco may, in its sole discretion without any obligation to do so, offer, or cause an Affiliate to offer, employment to any employees of Parent or its Affiliates who spend any of their business time engaged in, or activities related to, the operation of the Haynesville Business, on such terms and conditions of employment that would apply to similarly situated employees of Newco; provided, however, that the terms and conditions of each such offer of employment shall provide, (i) employment shall not commence until expiration of the Transition Period and (ii) an annual salary or hourly wage rate that is not less than the annual salary or hourly wage rate that the such employee was receiving as of such offer date. Parent and its Affiliates shall not discourage any employee to whom an offer of employment is made by Newco or a subsidiary thereof from accepting such offer. For each such employee who is offered and accepts employment by Newco or its subsidiary (the “Hired Employees”) (i) Newco shall credit years of service with the Parent Parties (as determined from the date of hire under Schedule 4.12(b) hereof, with respect to such employees) for purposes of determining eligibility, vesting and benefit accrual (excluding any benefit accrual under any defined benefit pension plans) under any employment benefit plans adopted by Newco or any subsidiary of Newco and (ii) except with respect to long-term disability insurance coverage, Newco shall, or shall cause such its subsidiaries to, waive (or cause to be waived) any pre-existing condition limitation and eligibility waiting period under any health and welfare plans in which any such Hired Employees are eligible to participate following Closing. The Parent Parties shall bear the full and sole responsibility and liability for providing proper notifications to the Subject Employees and any state or municipal agency or authority as may be required pursuant to the federal Workers’ Adjustment and Retraining Notification Act of 1988 (“WARN Act”) or any similar state or municipal law that may apply to any employment loss or the closure of work sites that may occur in connection with this transaction.

(b) Except as otherwise provided by this Agreement, for a period of one year beginning as of the date of this Agreement, JVP agrees that neither JVP nor any of its Affiliates (other than Newco) will, without the prior written consent of Parent, solicit to hire (other in compliance with Section 6.6(a)) or hire (or cause or seek to cause to leave the employ of Parent or any of its Affiliates) any person who is an employee of Parent or any of its Affiliates that perform services in connection with the Haynesville Business; provided, however, that (i) the foregoing provision will not prevent JVP or any of such Affiliates of JVP from hiring any such person (x) who has been terminated by Parent or any of its Affiliates, (y) who has not been employed by Parent or any of its Affiliates during the six preceding calendar months, or (z) who seeks employment with JVP or any of such Affiliates of JVP as a result of activities described in clause (ii) of this paragraph, or who otherwise seeks such employment without solicitation by JVP or any of such Affiliates of JVP, and (ii) a bona fide public advertisement or general solicitation for employment placed by JVP or any of such Affiliates of JVP and not specifically targeted at employees of Parent or any of its Affiliates shall not constitute a solicitation under this Agreement.

(c) The provisions in this Section 6.6 are intended for the sole benefit of the Parent Parties, JVP and, after the Closing, Newco, and shall not inure to the benefit of any other entity or person (other than permitted assigns of the Parties hereto) either as a third party beneficiary or otherwise.

6.7 HS Marks. The trademarks, trade names and trade dress of HS, the words “Hawk Field Services” and “Petrohawk,” and derivatives and variations thereof (collectively, the “HS Marks”) appear on some of the Haynesville Assets and are used in connection with the operating thereof, including on signs at the offices, and on supplies, materials, stationary, brochures, advertising materials, manuals and similar consumable items owned or used by the members of HS. JVP acknowledges and agrees that neither it nor Newco have, nor upon consummation of the transactions contemplated by this Agreement or any of the Transaction Documents, will JVP nor Newco have, any right, title, interest, or license to use the HS Marks, any trademarks containing or comprising the foregoing, or any trademark confusingly similar thereto or dilutive thereof; provided, Newco may continue to use the HS Marks for no more than ninety (90) days after Closing.

6.8 Nonassignable Contracts and Permits. In the case of any Haynesville Assets constituting Contracts or Permits that are not by their terms assignable or that require the consent of a Third Party in connection with the transfer by HS (including Haynesville Rights-of-Way and Surface Rights Agreements), the Parent Parties will use their reasonable commercial efforts to obtain or cause to be obtained in writing prior to the Closing Date any consents necessary to convey the benefits thereof (except for consents customarily obtained after closing in comparable transactions and as agreed by the Parties), and if such consents are not obtained, the applicable Contracts or Permits will be deemed not to have been transferred as of the Closing Date. If the consent of any Third Party is not obtained prior to the Closing Date and the Closing occurs notwithstanding the failure to obtain such consent, the applicable Contract or Permit shall not be assigned to Newco, the Parent Parties will continue to hold such Contract or Permit in trust for the benefit of JVP, and the Parent Parties will continue to use its commercially reasonable efforts to obtain all of such consents promptly. Parent Parties shall be responsible for the costs incurred in connection with its efforts to obtain the necessary consents. JVP will assist the Parent Parties in such manner as may be reasonably requested in connection with the foregoing, including by participating in discussions and negotiations with all persons or entities with the authority to grant or withhold such consent, provided, however, that, such assistance will not be deemed to require any expenditure of money on the part of JVP, whether before or after the Closing Date. During such period in which the applicable Contract or Permit is not capable of being assigned to Newco due to the failure to obtain any required consent, the Parent Parties will make or cause to be made such arrangements as shall be acceptable to JVP and sufficient to enable Newco to receive all the economic benefits and other appropriate rights and benefits under such Contract or Permit accruing on and after the Closing Date.

6.9 Supplementation and Amendment of Schedules; Notification of Certain Events.

(a) At any time on or prior to the Closing Date, the Parent Parties shall amend and supplement all Schedules of the Parent Parties under Article 4 to include reference to any matter relating to the Parent Parties, the Haynesville Assets of the Haynesville Business which first arises or occurs after the date of this Agreement and does not result from the breach of any covenant or agreement of any Parent Party under Article 6, each such amendment and supplement to be delivered to JVP as soon as reasonably practicable after any Parent Entity has Knowledge of such matter. The matters included in such amendment and supplement, if any, (the “Post-Signing Schedule Updates”) shall be given effect to update any representation and warranty related to such matters for purposes of the indemnification obligations contained in Article 10 of this Agreement unless the Liabilities relating to such matters exceeds the Deductible Amount, in which event the JVP Indemnified Parties shall have the right to indemnification with respect to all such matters, on the terms and subject to the conditions set forth in Article 10 of this Agreement. If the matters disclosed in any such supplement or amendment (i) would permit JVP to terminate this Agreement pursuant to Section 9.1(c)(1) and (ii) JVP does not do so and the Closing shall occur, then JVP shall be deemed to have waived any right or claim pursuant to the terms of this Agreement or otherwise, including pursuant to Article 10 hereof, with respect to any and all matters disclosed pursuant to any Post-Signing Schedule Updates.

(b) Other than with respect to Post-Signing Schedule Updates provided pursuant to Section 6.9(a), each of the Parties shall notify the other Parties, as promptly as practicable, upon having Knowledge that (i) any representation or warranty in this Agreement made by such Party is untrue or inaccurate in any respect, (ii) any material failure on the part of such Party or comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by such Party hereunder or (iii) the institution of or the threat of institution of any Proceeding against such Party or its Affiliates related to this Agreement or the transactions contemplated hereby; provided that the delivery of any notice pursuant to this Section 6.9(b) shall not limit or otherwise affect the representations or warranties set forth herein, the remedies available hereunder to any Party, or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

6.10 Control of Business. Notwithstanding anything in this Agreement to the contrary, JVP acknowledges on behalf of itself and its Affiliates and its and their directors, officers, employees, Affiliates, agents, representatives, successors and assigns that the operation of the Haynesville Business remains in the dominion and control of the Parent Parties until the Closing and that none of the foregoing Persons will provide, directly or indirectly, any directions, orders, advice, aid, assistance or information to any director, officer or employee of the Company, except as specifically contemplated or permitted by this Agreement or as otherwise consented to in advance by Parent.

6.11 Termination of Contracts with Affiliates. Except as set forth on Schedule 6.11, each of the Contracts, liabilities and obligations set forth on Schedule 4.19 shall be terminated immediately prior to the Closing and the parties to such Contracts shall execute releases reasonably requested by JVP to ensure that Newco shall have no liability or obligation thereunder.

6.12 Haynesville Imbalances; Working Capital. Prior to or at the Closing, the Parent Parties shall pay, discharge or otherwise eliminate all Liabilities for any Haynesville Imbalances existing as of the Closing and shall take such other action so that Newco shall have zero working capital immediately after Closing after taking into account the adjustments in the Closing Cash Contribution pursuant to Sections 2.2 and 2.3.

6.13 No Shop.

(a) The Parent Parties and their Affiliates and their respective officers, directors, employees, representatives and agents shall immediately cease and cause to be terminated any discussions or negotiations with any Persons with respect to any Third Party Acquisition or any proposal reasonably likely to lead to a Third Party Acquisition. From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article 9, the Parent Parties shall not, and shall not authorize or permit any of their Affiliates or any of their respective officers, directors, employees, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions, negotiations, inquiries, proposals or offers with or from or provide any non-public information to any Person or group of Persons (other than JVP and its Affiliates) concerning any Third Party Acquisition or any inquiry, proposal or offer which may lead to a Third Party Acquisition.

(b) From the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article 9, the Parent Parties shall not enter into any agreement, letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other agreement (each, an “Alternative Acquisition Agreement”) constituting or directly related to, or which is reasonably likely to lead to, a Third Party Acquisition or any proposal for a Third Party Acquisition.

(c) For the purposes of this Agreement, “Third Party Acquisition” shall mean the acquisition by any means, directly or indirectly, in one or a series of related transactions, of all or any part of the Haynesville Business and/or the Haynesville Assets (other than any sale, lease or disposition permitted under Section 6.1(b)(v)) including by purchase, merger, consolidation, business combination or otherwise by any Person or group of Persons other than JVP or any Affiliate thereof; provided that a transaction regarding the sale or change of Control of Parent shall not be deemed a Third Party Acquisition.

(d) From and after the date of this Agreement until the earlier of the Closing or termination of this Agreement in accordance with Article 9, the Parent Parties promptly, and in any event within forty-eight (48) hours of receipt, shall advise JVP in writing in the event any Parent Party or any of its Affiliates or representatives receives any request for waiver of a standstill agreement with respect to, or any proposal for, a Third Party Acquisition, together with the terms and conditions of such proposal or request including the proposed buyer and a copy of any written documentation delivered to any Parent Party or its representatives in connection therewith. The Parent Parties shall keep JVP informed in all material respects on a timely basis of the status and material details (including, within forty-eight (48) hours after the occurrence of any material amendment or modification) of any such proposal or request, including all material developments with respect to any such proposal or request.

(e) The Parent Parties shall promptly inform their representatives, and shall cause their Affiliates promptly to inform their respective representatives of the obligations under this Section 6.13.

6.14 Cash Flow Statements. Within ten (10) Business Days of the date of this Agreement, the Parent Parties shall deliver to JVP unaudited cash flow statements of the Haynesville Business for (a) the year ended December 31, 2009 and (b) the two-month period ended February 28, 2010 (collectively, the “Cash Flow Statements”).

6.15 Unrecorded Real Property Interests. Within fifteen (15) Business Days of the date of this Agreement, the Parent Parties shall record in the appropriate parish real property records all instruments held by the Parent Entities evidencing ownership by HS of any Haynesville Rights-of-Way and Surface Rights Agreements identified on Exhibit A-2 and Exhibit A-3 that were not recorded as of the date of this Agreement. The Parent Entities also shall record any instruments evidencing ownership by HS of any Haynesville Real Estate Interests received after the date of this Agreement promptly after receipt.

ARTICLE 7

CONDITIONS TO CLOSING

7.1 Conditions to the Obligation of JVP. The obligations of JVP to consummate the transactions contemplated hereby are subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived, in whole or in part, by JVP:

(a) The representations and warranties of the Parent Parties set forth in this Agreement shall be true and correct (in each case, without giving effect to any materiality standard or HS Material Adverse Effect qualification) as of the date of this Agreement and on the Closing Date as if made on such date except (i) to the extent that the failure of such representations or warranties other than the HS Fundamental Representations to be true and correct would not, individually or in the aggregate, result in a HS Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects and as such specific date or time; provided that neither satisfaction of this condition nor completion of Closing will affect JVP’s rights under Article 10.

The Parent Parties shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by them by the time of the Closing. HS shall have delivered to JVP a certificate, dated as of the Closing Date and signed by an authorized officer of HS, confirming the foregoing matters set forth in this Section 7.1(a) (the “HS Closing Certificate”).

(b) The Parent Parties shall have delivered to JVP all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of Sections 3.2 and 3.4, and each such document, certificate or other instrument to which a Person other than HS is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c) All the consents and approvals of any Governmental Authority set forth on Schedule 7.1(c) and required to be obtained by the Parent Parties for the consummation of the transactions contemplated in this Agreement shall have been made and obtained and fully executed copies of such consents and approvals shall have been delivered to JVP, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein under the HSR Act shall have expired or been terminated.

(d) The Parent Credit Facility shall have been amended to the effect that all the transactions contemplated hereby shall be permitted by the terms of such Parent Credit Facility and is not in violation thereof, and a fully executed copy of such amendment shall have been delivered by the Parent Parties to JVP.

(e) The consents of any Person not a Party hereto, other than any Governmental Authority, set forth on Schedule 7.1(e) and required to be obtained by the Parent Parties for the consummation of the transactions contemplated in this Agreement shall have been obtained, and fully executed copies of such consents shall have been delivered to JVP.

(f) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

(g) Since the date of this Agreement, there shall not have occurred a HS Material Adverse Effect.

7.2 Conditions to the Obligation of the Parent Parties. The obligation of the Parent Parties to proceed with the Closing contemplated hereby is subject to the satisfaction on or prior to the Closing Date of all of the following conditions, any one or more of which may be waived in writing, in whole or in part, by the Parent Parties:

(a) The representations and warranties of JVP set forth in this Agreement shall be true and correct (without giving effect to any materiality standard) as of the date of this Agreement and on the Closing Date as if made on such date except (i) to the extent that the failure of such representations or warranties to be true and correct would not, individually, or in the aggregate, result in a JVP Material Adverse Effect and (ii) for representations and warranties that are made as of a specific date or time, which shall be true and correct in all material respects and as such specific date or time. JVP shall have performed or complied in all material respects with all obligations and covenants required by this Agreement to be performed or complied with by it by the time of the Closing. JVP shall have delivered to the Parent Parties a certificate, dated as of the Closing Date and signed by an authorized officer of JVP, confirming the foregoing matters set forth in this Section 7.2(a) (the “JVP Closing Certificate”).

(b) JVP shall have delivered to the Parent Parties all of the documents, certificates and other instruments required to be delivered under, and otherwise complied with the provisions of, Sections 3.3 and 3.4, and each such document, certificate or other instrument to which a Person other than JVP is a party shall have also delivered a duly executed counterpart of such document, certificate or other instrument.

(c) All consents and approvals of any Governmental Authority required to be obtained by JVP for the consummation of the transactions contemplated in this Agreement (including any required by the HSR Act) shall have been obtained, and fully executed copies of such consents shall have been delivered to Parent, and all waiting periods with respect to filings made with Governmental Authorities in contemplation of the consummation of the transactions described herein under the HSR Act shall have expired or been terminated.

(d) The consents of any Person not a party hereto, other than any Governmental Authority required to be obtained by JVP for the consummation of the transactions contemplated in this Agreement shall have been obtained, and fully executed copies of such consents shall have been delivered to Parent.

(e) No statute, rule, regulation, executive order, decree, temporary restraining order, preliminary or permanent injunction, judgment or other order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority, or other legal restraint or prohibition initiated by a Third Party or Governmental Authority preventing the consummation of the transactions contemplated hereby shall be in effect, and no investigation, action or proceeding before a Governmental Authority shall have been instituted or threatened challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE 8

TAX MATTERS

8.1 Tax Treatment. The Parties intend and expect that the transactions contemplated by this Agreement will be treated, for purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles), as constituting and resulting in (a) the formation of Newco, in which Parent/HS and JVP will be treated as partners, (b) subject to clause (d) below, a contribution by Parent/HS of all of the Haynesville Assets (plus or minus any additional amounts paid to or received by Parent/HS under Section 2.2(c)) to Newco in exchange for a fifty percent (50%) interest therein; (c) a contribution by JVP of the Closing Cash Contribution to Newco in exchange for a fifty percent (50%) interest therein; and (d) a distribution by Newco to Parent/HS of an amount equal to the Closing Cash Contribution (plus or minus any additional amounts paid to or received by Parent/HS under Section 2.2(c)) (i) as a reimbursement of pre-formation capital expenditures paid or incurred by Parent/HS with respect to the Haynesville Assets within the meaning and for purposes of Section 1.707-4(d) of the Treasury Regulations, to the extent applicable, and (ii) in a transaction subject to treatment under Section 707(a) of the Code, and its implementing Treasury Regulations, as in part a sale, and in part a contribution, by Parent/HS of the Haynesville Assets to Newco to the extent that Section 1.707-4(d) of the Treasury Regulations is not applicable to the transaction. The Parties acknowledge and agree (i) that the value of the Haynesville Assets upon their contribution pursuant to Section 2.1(b)(i) will be equal to twice the value of the Closing Cash Contribution contributed pursuant to Section 2.1(b)(ii) (as adjusted pursuant to Section 2.2(c)), and (ii) that immediately after the contributions described in clause (i), and the distribution pursuant to Section 2.1(d) (as adjusted pursuant to Section 2.2(c)), the Capital Accounts (as defined in the Newco LLC Agreement) of HS and JVP will be equal.

8.2 Allocation of Purchase Price. Parent/HS and JVP agree that the portion of the Closing Cash Contribution (plus or minus any additional amounts paid to or received by Parent/HS under Section 2.2(c) and plus any liabilities assumed by Newco) treated for purposes of U.S. federal income taxation (and any state income tax laws that incorporate or follow U.S. federal income tax principles) as part of a sale transaction (the “Allocable Amount”) shall be allocated among the various items comprising the Haynesville Assets in accordance with their relative fair market values. As promptly as practicable after the Closing Date, and in any event not later than 45 days after the Closing Date, Parent/HS shall prepare and deliver to JVP a schedule (the “Allocation Schedule”) that sets forth its good faith determination of the manner in which the Allocable Amount should be allocated among and between the items comprising the Haynesville Assets. If, within 30 calendar days following the date of receipt of the Allocation Schedule from Parent/HS, JVP does not dispute the determination made by Parent/HS, then the Allocation Schedule proposed by Parent/HS shall be final, binding and conclusive upon the Parties for purposes of this Agreement. If JVP disagrees in good faith with the determination made by Parent/HS, then, within 30 calendar days following the date of receipt of the Allocation Schedule from Parent/HS, JVP shall notify Parent/HS of such disagreement in writing in a manner similar to that for providing a Notice of Disagreement as described in Section 2.2(b), and the disagreement shall be resolved in accordance with the procedures set forth in Section 2.2(b). The final Allocation Schedule resulting from the foregoing procedure shall be considered the “Allocation Schedule” for purposes of this Agreement. The Allocation Schedule shall be updated to reflect any adjustments to the Allocable Amount pursuant to the terms and conditions of this Agreement. The allocation of the Allocable Amount pursuant to the Allocation Schedule shall be reflected on a completed Internal Revenue Service Form 8594 (Asset Acquisition Statement under Section 1060) (or similar state or local form), which form shall be timely filed separately by Parent/HS and with the Internal Revenue Service (or other applicable Governmental Authority). Each Party agrees not to (and to cause Newco not to) take any position inconsistent with the allocations set forth in the Allocation Schedule unless required by applicable Law or with the prior written consent of the other Party.

8.3 Liability for Taxes.

(a) Parent/HS shall be liable for, and shall indemnify and hold Newco, JVP and JVP’s Affiliates harmless from any Taxes, together with any Liabilities, including reasonable expenses of investigation and attorneys’ and accountants’ fees and expenses, arising out of or incident to the determination, assessment or collection of such Taxes (collectively, “Tax Losses”), attributable to (i) ownership and operation of the Haynesville Assets for taxable periods ending on or before the Closing Date (“Pre-Closing Tax Period”), (ii) ownership and operation of the Haynesville Assets for taxable periods beginning before and ending after the Closing Date (each a “Straddle Period”) that are allocable to the portion thereof through the Closing Date, and (iii) a breach by the Parent Parties of any representation, warranty or covenant with respect to Taxes in this Agreement (including Section 4.5 or the representations made in the certificate delivered on the Closing Date pursuant to Section 3.2(f)).

(b) In the case of a Straddle Period, Taxes shall be apportioned between Parent/HS and Newco. In the case of any Tax other than Taxes based upon or related to income, receipts, expenses, or other transactional matters (e.g., ad valorem property Taxes), the portion of such Tax attributable to the portion of the taxable period through the Closing Date shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending as of the Closing Date and the denominator of which is the number of days in the entire taxable period. In the case of any Tax based upon or related to income, receipts, expenses, or other transactional matters, the portion of such Tax attributable to the portion of the taxable period through the Closing Date shall be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date; provided, however, that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions) shall be apportioned between the portion of the period ending as of the Closing Date and the portion of the period beginning after the Closing Date in proportion to the number of days in each such period. Upon the receipt by either Party of any bill with respect to ad valorem or similar Taxes for a Straddle Period, the receiving Party shall promptly provide such bill or a copy thereof to the non-receiving Party. The Parties shall thereafter cooperate with each other in determining their respective portions of any such bills. Any disputes in this regard shall be resolved in accordance with the procedures set forth in Section 2.2(b). Newco shall be responsible, as between Newco and Parent/HS, for payment of the total amount of ad valorem property Taxes owed with respect to any Straddle Period. Parent/HS shall pay to Newco the portion of any such Taxes for which Parent/HS is liable hereunder promptly upon determination of the amount of such portion in the manner contemplated herein.

(c) If any of Newco, JVP, or any of JVP’s Affiliates receives a refund of any Taxes that Parent/HS is responsible for hereunder, or if any of the Parent Parties, JVP, or any of JVP’s Affiliates receives a refund of any Taxes that Newco is responsible for hereunder, the Party receiving such refund shall, within ninety (90) days after receipt of such refund, remit it to the Party who has responsibility for such Taxes hereunder. JVP and Parent/HS shall, and shall cause Newco and their Affiliates to, cooperate in order to take all necessary steps contemplated hereunder.

8.4 Tax Returns. Parent/HS shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the Haynesville Assets for all Pre-Closing Tax Periods. Such Tax Returns shall be prepared in a manner consistent with the past custom and practice of Parent/HS with respect to the preparation of such Tax Returns.

(b) Newco shall timely prepare or cause to be prepared and timely file or cause to be filed all Tax Returns with respect to ownership and operation of the Haynesville Assets for all Straddle Periods. To the extent consistent with applicable Law and the facts, such Tax Returns shall be prepared in a manner consistent with the past custom and practice of Parent/HS with respect to the preparation of such Tax Returns.

8.5 Transfer Taxes. All transfer, documentary, vehicle, sales, use, stamp, registration, recording, filing and other similar Taxes and fees arising out of or in connection with the transactions effected pursuant to this Agreement (the “Transfer Taxes”) shall borne on a 50/50 basis by Parent/HS and JVP. The Party required to do so by applicable Law shall timely prepare and file or cause to be prepared and filed all Tax Returns it is required by applicable Law to file with respect to Transfer Taxes. If required by applicable Law, the other party shall, and shall cause its Affiliates to, join in the execution of any such Tax Returns and other documentation. The Parties shall, upon request, use reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.

8.6 Conflict. In the event of a conflict between the provisions of this Article 8 and any other provisions of this Agreement, the provisions of this Article 8 shall control.

8.7 Section 1031 Exchange. Notwithstanding anything herein to the contrary, Parent may at any time in its sole discretion and at its sole cost and expense assign all or any portion of its (and/or HS’) interests in this Agreement, and otherwise take such steps (including with respect to Newco) as Parent may determine are necessary or appropriate, for purposes of causing the transactions contemplated in this Agreement, in whole or in part, to satisfy the requirements of Section 1031 of the Code with respect to Parent (and/or HS). JVP shall, as and when reasonably requested by Parent from time to time, execute and deliver, or cause to be executed and delivered, all such customary documents and instruments, and take, or cause to be taken, all such further customary actions (including with respect to Newco) as Parent may determine is reasonably necessary or appropriate for purposes of causing the transactions contemplated in this Agreement to satisfy the requirements of Section 1031 of the Code with respect to Parent (and/or HS); provided, however, that the Parent Parties shall promptly reimburse or pay all costs and expenses reasonably incurred by JVP and/or Newco in this regard.

8.8 Tax Effect of Adjustments. Any payments under this Article 8 or under Articles 10 or 11 following the Closing shall, to the greatest extent possible, be treated for all Tax purposes as adjustments in the Closing Cash Contribution and in the parties’ obligations under Sections 2.1(b) and 2.1(d), as applicable.

ARTICLE 9

TERMINATION

9.1 Events of Termination. This Agreement may be terminated at any time prior to the Closing Date:

(a) by mutual written consent of JVP or Parent;

(b) by JVP or Parent, in writing delivered to other Party after August 15, 2010 (the “Termination Date”), if the Closing has not occurred by such date, provided that as of such date the terminating Party is not in default in any material respect of its covenants and obligations under this Agreement;

(c) by JVP or Parent, in writing delivered to the other Party, without prejudice to other rights and remedies that the terminating Party or its Affiliates may have (provided the terminating Party and its Affiliates are not otherwise in material default or breach of this Agreement, and have not failed or refused to close without justification hereunder), if with respect to the other Party (i) there shall be a breach of any representation or warranty of such other Party that would cause a failure of the condition set forth in Section 7.1(a) or 7.2(a), as applicable, or (ii) there shall be a breach by such other Party of any of its covenants or agreements that would cause a failure of the condition set forth in Section 7.1(a) or Section 7.2(a), as applicable; provided, however, that in the case of clauses (i) or (ii), the defaulting Party shall have a period of thirty (30) days following written notice from the non-defaulting Party to cure any breach of this Agreement, if such breach is curable;

(d) by JVP or Parent, in writing delivered to the other Party, without liability, if there shall be any order, writ, injunction or decree of any Governmental Authority binding on the non-terminating Party, which prohibits or restrains such party from consummating the transactions contemplated hereby, provided that the Parties shall have used their reasonable best efforts to have any such order, writ, injunction or decree lifted and the same shall not have been lifted within thirty (30) days after entry by any such Governmental Authority;

(e) by JVP, in writing delivered to Parent, if any of the conditions set forth in Section 7.1 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by JVP; or

(f) by Parent, in writing delivered to JVP, if any of the conditions set forth in Section 7.2 have become incapable of fulfillment prior to the Termination Date, and have not been waived in writing by Parent.

9.2 Effect of Termination. If the obligation to close the transactions contemplated by this Agreement is terminated pursuant to any provision of Section 9.1, then, except for the provisions of Sections 1.1, 1.2, 4.18, 4.20, 4.22, 5.4, 5.6, 5.9, 6.2(b) and (c), this Section 9.2, 9.3, and Article 12, this Agreement shall forthwith become void and the Parties shall have no liability or obligation hereunder; provided, however, that in the event this Agreement is terminated pursuant to Section 9.1(c), the non-breaching Party or Parties shall be entitled to recover as its or their sole and exclusive remedy hereunder its or their reasonable out-of-pocket costs incurred in connection with the transactions contemplated by this Agreement in an amount not to exceed $2,000,000 for all such non-breaching Parties; provided further, that, in the event of a willful or intentional breach, the non-breaching Party or Parties shall be entitled to exercise all remedies available at Law or in equity.

9.3 Return of Documentation and Confidentiality. Upon termination of this Agreement, JVP shall destroy or return to HS all title, financial, engineering, geological and geophysical data, environmental assessments and/or reports, maps and other information furnished by the Parent Parties, their Affiliates or their respective representatives or to JVP, its Affiliates or their respective representatives or prepared by or on behalf of JVP, its Affiliates or their respective representatives in connection with its due diligence investigation of the Haynesville Assets and Haynesville Business, and an officer of JVP shall certify as to the return or destruction of such material to HS in writing, provided that JVP and its legal counsel shall be entitled to retain in its corporate records a copy of board papers, reports to management and other documentation prepared in connection with its decision to enter into the transaction, the conduct thereof, and the termination thereof and its pursuit of claims in the event of a breach of this Agreement, so long as it maintains the confidentiality thereof in accordance with the Confidentiality Agreement.

ARTICLE 10

INDEMNIFICATION

10.1 Indemnification of JVP. Subject to the limitations set forth in this Agreement, the Parent Parties, jointly and severally, from and after the Closing Date, shall indemnify, defend and hold JVP and its Affiliates and their respective securityholders, directors, officers, and employees (including, after the Closing, Newco) (collectively the “JVP Indemnified Parties”) harmless from and against any and all Liabilities suffered or incurred by any JVP Indemnified Party or Newco as a result of or arising out of (a) any inaccuracy or breach of a representation or warranty of the Parent Parties in this Agreement (without giving effect to any materiality or material adverse effect qualifier set forth therein, other than the Excluded Materiality Matters for which such qualifiers shall be given effect, but after giving effect to any Post-Signing Schedule Updates to the extent provided in Section 6.9(a)), (b) any breach or nonperformance of any agreement or covenant on the part of the Parent Parties made under this Agreement and which is required to be performed by the Parent Parties prior to or after the Closing, (c) the Excluded Assets or Newco’s use of the HS Marks as permitted by Section 6.7 or (d) the Excluded Liabilities; provided, that with respect to the indemnification obligation of any Parent Party under this Article 10 relating to any Liabilities that are suffered or incurred by Newco, the Parent Parties shall be obligated to indemnify such JVP Indemnified Party (other than Newco) for fifty percent (50%) of such Liability.

10.2 Indemnification of the Parent Parties.

(a) Subject to the limitations set forth in this Agreement, JVP shall indemnify, defend and hold the Parent Parties, their Affiliates, and their respective securityholders, directors, officers, and employees (other than Newco) (collectively, the “Parent Indemnified Parties”)

harmless from and against any and all Liabilities suffered or incurred by the Parent Indemnified Parties as a result of or arising out of (i) any inaccuracy or breach of a representation or warranty of JVP in this Agreement or (ii) any breach or nonperformance of any agreement or covenant on the part of JVP made under this Agreement and which is required to be performed by the Parent Parties prior to or after the Closing.

(b) Newco shall indemnify, defend and hold the Parent Indemnified Parties harmless from and against any and all Liabilities suffered or incurred by the Parent Indemnified Parties as a result of or arising out of any failure by Newco to pay or otherwise satisfy the Assumed Liabilities; provided, that with respect to the indemnification obligation of any Parent Indemnified Party under this Section 10.2(b), Newco shall be obligated to indemnify such Parent Indemnified Parties only for fifty percent (50%) of such Liability.

10.3 Tax Indemnification. Except for the provisions of Sections 10.4(a)(i), 10.4(b), 10.5, 10.6, 10.7, 10.8 and 10.10, nothing in this Article 10 shall apply to Liabilities with respect to Taxes (including the representations and warranties of the Parent Parties under Section 4.6), the Liabilities with respect to which shall be as set forth in Article 8.

10.4 Survival. All the provisions of this Agreement shall survive the Closing, notwithstanding any investigation at any time made by or on behalf of any Party; provided that, (a) the representations and warranties set forth in Article 4, Article 5 and Section 11.1 shall survive until 5:00 pm Houston time on the day that is twelve (12) months after the Closing Date, at which time such representations and warranties shall terminate and expire, except (i) the representations and warranties of the Parent Parties set forth in Section 4.6 shall survive until thirty (30) days after the expiration of the applicable statutes of limitations (taking all extensions thereof into account), (ii) the representations and warranties of the Parent Parties set forth in Sections 4.1, 4.2, 4.3(a)(i) and 4.18 (the “HS Fundamental Representations”), shall survive indefinitely, (iii) the representations and warranties of JVP set forth in Sections 5.1, 5.2 and 5.6 (the “JVP Fundamental Representations”) shall survive indefinitely, (b) the indemnification obligation of the Parent parties under Section 8.3(a) shall survive until thirty (30) days after the expiration of the applicable statute of limitations (taking all extensions thereof into account), (c) the indemnification obligations of the Parent Parties under clauses (iii) and (iv) of Section 10.1 shall survive indefinitely and (d) the obligation of the Parent Parties and JVP to cause Newco to satisfy the its indemnification obligations under Section 10.2(b) shall survive indefinitely. After a representation and warranty has terminated and expired, no indemnification shall or may be sought pursuant to this Article 10 on the basis of that representation and warranty by any Person who would have been entitled pursuant to this Article 10 to indemnification on the basis of that representation and warranty prior to its termination and expiration, provided that in the case of each representation and warranty that shall terminate and expire as provided in this Section 10.4, no claim presented in writing for indemnification pursuant to this Article 10 on the basis of that representation and warranty prior to its termination and expiration shall be affected in any way by that termination and expiration. The covenants and agreements set forth in this Agreement to be performed prior to the Closing shall terminate and expire as of the first anniversary of the Closing Date; all covenants and agreements to be performed after the Closing shall survive until fully performed.

10.5 Demands. The Parties agree that upon the discovery by an Indemnified Party hereunder of facts giving rise to a claim for indemnity under the provisions of this Agreement, including receipt by it of notice of any demand, assertion, claim, action or proceeding, judicial or otherwise, by any Person (each such claim for indemnity involving Third Party claims being collectively referred to herein as an “Indemnity Claim”), with respect to any matter as to which it claims to be entitled to indemnity under the provisions of this Agreement, such Indemnified Party will give prompt notice thereof in writing to the indemnifying Party (the “Indemnifying Party”), together with a statement of such material information respecting any of the foregoing as it shall have. Such notice shall include a demand for indemnification under this Agreement. If the Indemnified Party fails to notify the Indemnifying Party thereof in accordance with the provisions of this Agreement in sufficient time to permit the Indemnifying Party or its counsel to defend against an Indemnity Claim and to make a timely response thereto, the Indemnifying Party’s indemnity obligation relating to such Indemnity Claim shall be limited to the extent that such failure has actually prejudiced or damaged the Indemnifying Party with respect to that Indemnity Claim.

10.6 Right to Contest and Defend. The Indemnifying Party shall be entitled, at its cost and expense, to contest and defend by all appropriate legal proceedings any Indemnity Claim for which it is called upon to indemnify the Indemnified Party under the provisions of this Agreement; provided, that notice of the intention to so contest shall be delivered by the Indemnifying Party to the Indemnified Party within twenty (20) days from the date of receipt by the Indemnifying Party of notice by the Indemnified Party of the assertion of the Indemnity Claim. Any such contest may be conducted in the name and on behalf of the Indemnifying Party or the Indemnified Party as may be appropriate. Such contest shall be conducted by reputable counsel employed by the Indemnifying Party and not reasonably objected to by the Indemnified Party, but the Indemnified Party shall have the right but not the obligation to participate in such proceedings and to be represented by counsel of its own choosing at its sole cost and expense. The Indemnifying Party shall have full authority to determine all action to be taken with respect thereto; provided, however, that the Indemnifying Party will not have the authority to subject the Indemnified Party to any obligation whatsoever, other than the performance of purely ministerial tasks or obligations not involving material expense or injunctive relief. If the Indemnifying Party does not elect to contest any such Indemnity Claim, the Indemnifying Party shall be bound by the result obtained with respect thereto by the Indemnified Party. If the Indemnifying Party assumes the defense of an Indemnity Claim, the Indemnifying Party shall not enter into any settlement or discharge of an Indemnity Claim without the consent of the Indemnified Party (which consent shall not be unreasonably withheld) unless such settlement or discharge by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Indemnity Claim, releases the Indemnified Party completely in connection with such Indemnity Claim. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Indemnity Claim (and shall be liable for the reasonable fees and expenses of counsel incurred by the Indemnified Party in defending such Indemnity Claim) if the Indemnity Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnified Party which the Indemnified Party reasonably determines, after conferring with its outside counsel, cannot be separated from any related claim for money damages; provided, that if such equitable relief or other relief portion of the Indemnity Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

10.7 Cooperation. If requested by the Indemnifying Party, the Indemnified Party agrees to cooperate with the Indemnifying Party and its counsel in contesting any Indemnity Claim that the Indemnifying Party elects to contest or, if appropriate, in making any counterclaim against the person asserting the Indemnity Claim, or any cross-complaint against any person, and the Indemnifying Party will reimburse the Indemnified Party for any expenses incurred by it in so cooperating. At no cost or expense to the Indemnified Party, the Indemnifying Party shall cooperate with the Indemnified Party and its counsel in contesting any Indemnity Claim.

10.8 Right to Participate. The Indemnified Party agrees to afford the Indemnifying Party and its counsel the opportunity to be present at, and to participate in, conferences with all Persons, including Governmental Authorities, asserting any Indemnity Claim against the Indemnified Party or conferences with representatives of or counsel for such Persons.

10.9 Limitations on Indemnification.

(a) To the extent that the JVP Indemnified Parties are entitled to indemnification for Liabilities pursuant to Section 10.1, the Parent Parties shall not have any Liability (i) for any individual indemnifiable item which does not exceed $100,000 (the “Individual Indemnity Threshold”), and (ii) in respect of those individual indemnifiable items that exceed the Individual Indemnity Threshold, unless the aggregate Liabilities relating to all such individual indemnifiable items exceed in the aggregate, an amount equal to one percent (1%) of the Closing Cash Contribution (the “Deductible Amount”), and then only to the extent of any such excess; provided that (x) any materiality or material adverse effect qualifier to any representation or warranty (other than Excluded Materiality Matters) subject to indemnification shall be disregarded and (y) to the extent provided in Section 6.9, the Post-Signing Schedule Updates shall be effective with respect to the representations and warranties, in each case, for purposes of determining whether the Individual Indemnity Threshold or the Deductible Amount shall have been exceeded. In no event shall the Parent Parties’ aggregate liability to the JVP Indemnified Parties exceed amount equal to twenty percent (20%) of the Closing Cash Contribution (the “Ceiling Amount”). Notwithstanding the foregoing, this Section 10.9(a) shall not apply to indemnification for Liabilities relating to HS Fundamental Representations or to any indemnification obligation under Section 10.1(b), (c) or (d).

(b) In the event a JVP Indemnified Party makes any claim pursuant to Section 10.1(a) relating to a breach of Section 11.1 with respect to rights-of-way, easements and servitudes (an “Easement Claim”), the Parent Parties shall elect one of the following remedies: (i) pay the JVP Indemnified Parties liquidated damages in an amount equal to $500 per rod multiplied by the greater of (x) the number of rods affected by such breach or (y) the number of rods required to circumvent such breach or (ii) assume all of the Liabilities associated with such breach in which event such claim shall be deemed to be an Indemnity Claim for purposes of Sections 10.6 through 10.8, in each case, subject to the limitations set forth in Sections 10.9(a), (c) and (d). The Parent Parties shall make such election by written notice to the JVP Indemnified Party within twenty (20) days following receipt of notice of the Easement Claim. The failure to make such election within such twenty (20) day period shall be deemed an election by the Parent Parties to assume the Liabilities under clause (ii) above. The payment of liquidated damages pursuant to this Section 10.9(b) with respect to an Easement Claim shall not affect the right of the JV Indemnified Parties to assert a subsequent claim associated with a subsequent Indemnity Claim based on the same underlying breach. The foregoing provisions of this Section 10.9(b) shall not apply to an Indemnity Claim relating to a breach of Section 11.1 nor to any Easement Claim that could adversely affect the operation of the Haynesville Business in a material respect (collectively, the “Other Title Claims”). With respect to any Other Title Claim, the JVP Indemnified Parties shall be entitled to exercise the rights to indemnity pursuant to Section 10.1, subject to the limitations set forth in Section 10.9(a), (c) and (d). Notwithstanding the foregoing but without affecting the rights of JVP Indemnified Parties, the Parent Parties shall have the non-exclusive right, at their expense, to seek to cure title defects underling any Other Title Claim. Any indemnity obligation payment by any Parent Parties to any JVP Indemnified Party (other than Newco) with respect to Liabilities relating to Easement Claims shall be reduced by 50%.

(c) In calculating any amount to be paid by an Indemnifying Party by reason of the provisions of this Agreement, the amount shall be reduced by all insurance proceeds and any indemnification reimbursement proceeds actually received from third parties related to the Liabilities, in each case net of all reasonable out-of-pocket costs incurred in the recovery of such proceeds.

(d) None of the Parent Parties or JVP will be liable as an indemnitor under this Agreement for any punitive or exemplary damages suffered or incurred by the Indemnified Party or Parties, except to the extent such damages result pursuant to Indemnity Claims (excluding the Parties hereto and their Affiliates, including Newco).

10.10 Right to Rely. Without limiting the other provisions of this Agreement, all representations, warranties, covenants and agreements set forth in this Agreement or in any Schedule or Exhibit to this Agreement, and the Indemnified Parties’ right to rely on them as written and the related right to indemnification as contemplated herein, will not be affected by any examination made for or on behalf of any of the Parties or the knowledge of any of their officers, directors, securityholders, employees, agents or representatives or the acceptance of any certificate or opinion.

10.11 Sole Remedy. Following the Closing, no Party shall have liability under this Agreement except (a) as is provided in Article 8, this Article 10 or (b) claims or causes of actions arising from fraud or willful misconduct.

ARTICLE 11

TITLE MATTERS

11.1 Title. Each of Parent and HS, jointly and severally represents and warrants to JVP as follows:

(a) HS has Defensible Title to the Haynesville Real Property Interests.

(b) There is no default with respect to any of the Haynesville Real Property Interests, which default could reasonably be expected to result in a termination or loss of any of such Haynesville Real Property Interests.

(c) There is sufficient means of ingress and egress to allow HS to adequately inspect, to operate, to repair and to maintain the Haynesville Real Property Interests.

(d) The line pipe situated within the Haynesville Real Property Interests does not encroach upon any contiguous or adjoining property in any manner that could reasonably be expected to materially interfere with the use or possession of the Haynesville Real Property Interests by HS.

(e) There are no obligations under the terms of the instruments creating the possessory interests of HS in the Haynesville Real Property Interests requiring the payment of any money to permit the continued use of the rights granted by such instruments.

11.2 Exclusive Remedy. With respect to any claim that may be asserted by JVP as either a breach of Section 11.1 or any of Sections 4.3, 4.4(a) and (h) (as it relates to required Third Party Consents) and 4.8, such claim shall be asserted by JVP as a breach of Section 11.1.

ARTICLE 12

MISCELLANEOUS

12.1 Expenses. Except as otherwise provided herein and regardless of whether the transactions contemplated hereby are consummated, the Parent Parties, on the one hand, and JVP, on the other hand, shall each bear responsibility their own expenses incident to this Agreement and all actions taken in preparation for carrying this Agreement into effect. Without limiting the foregoing, the Parent Parties shall pay all expenses related to the assignment, conveyance and transfer of the Haynesville Assets to Newco as contemplated by this Agreement, except as contemplated in Section 8.5

12.2 Notices. Any notice, request, instruction, correspondence or other document to be given hereunder by JVP or the Parent Parties to the other (herein collectively called “Notice”) shall be in writing and delivered in person, by courier service requiring acknowledgment of receipt of delivery, by facsimile, or by email as follows:

If to Parent, addressed to:

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: Stephen W. Herod, Executive Vice President

Facsimile: (832) 204-2801

Email: sherod@petrohawk.com

with a copy (which shall not constitute Notice) to:

Petrohawk Energy Corporation

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: David S. Elkouri, Executive Vice President and General Counsel

Facsimile: (832) 204-2872

Email: delkouri@petrohawk.com

and with a copy (which shall not constitute Notice) to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Chris A. Ferazzi

Facsimile: (713) 226-6226

Email: cferazzi@porterhedges.com

If to HS, addressed to:

Hawk Field Services LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: Stephen W. Herod, Executive Vice President

Facsimile: (832) 204-2801

Email: sherod@petrohawk.com

with a copy (which shall not constitute Notice) to:

Hawk Field Services LLC

1000 Louisiana, Suite 5600

Houston, Texas 77002

Attention: David S. Elkouri, Executive Vice President and General Counsel

Facsimile: (832) 204-2872

Email: delkouri@petrohawk.com

and with a copy (which shall not constitute Notice) to:

Porter & Hedges, L.L.P.

1000 Main Street, 36th Floor

Houston, Texas 77002

Attention: Chris A. Ferazzi

Facsimile: (713) 226-6226

Email: cferazzi@porterhedges.com

If to JVP, addressed to:

KM Gathering LLC

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: Vice President of Corporate Development

Fax: 713-495-2813

Email: david_kinder@kindermorgan.com

with a copy (which shall not constitute Notice) to:

Kinder Morgan Energy Partners, L.P.

500 Dallas, Suite 1000

Houston, Texas 77002

Attention: General Counsel

Fax: 713-369-9410

Email: listengartj@kindermorgan.com

and with a copy (which shall not constitute Notice) to:

Bracewell & Giuliani LLP

711 Louisiana, Suite 2300

Houston, Texas 77002

Attention: W. Cleland Dade

Facsimile: 713-221-1212

Email: cle.dade@bgllp.com

Notice given by personal delivery or courier service shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate receipt of the completed transmission, and notice by email shall be established or confirmed by appropriate evidence generated from the receiver’s electronic mail server showing that such notice was actually received on a specified date. Such facsimile or email shall be effective if the facsimile receipt or evidence of email establishes it was received during the recipient’s normal business hours, or at the beginning of the recipient’s next Business Day after the facsimile receipt or evidence of email establishes it was not received during the recipient’s normal business hours. Any Party may change any address to which Notice is to be given to it by giving Notice as provided above of such change of address.

12.3 Entire Agreement; Amendments and Waivers.

(a) This Agreement and the Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof. Each Party to this Agreement agrees that no other Party to this Agreement (including its agents and representatives) has made any representation, warranty, covenant or agreement to or with such Party relating to this Agreement or the transactions contemplated hereby, other than those expressly set forth herein and in the Transaction Documents.

(b) No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by each Party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

12.4 Conflicting Provisions. This Agreement and the other Transaction Documents, read as a whole, set forth the parties’ rights, responsibilities and liabilities with respect to the transactions contemplated by this Agreement. In the Agreement and the Transaction Documents, and as between them, specific provisions prevail over general provisions. In the event of a conflict between this Agreement and the Transaction Documents, this Agreement shall control.

12.5 Binding Effect and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted successors and assigns, but neither this Agreement nor any of the rights, benefits or obligations hereunder shall be assigned or transferred, by operation of law or otherwise, by any Party without the prior written consent of each other Party. Except as set forth in Article 8, Sections 10.1 and 10.2, nothing in this Agreement, express or implied, is intended to confer upon any person or entity other than the Parties and their respective permitted successors and assigns, any rights, benefits or obligations hereunder.

12.6 Governing Law. This Agreement shall be governed and construed in accordance with the substantive laws of the State of Delaware without reference to principles of conflicts of law.

12.7 Jurisdiction and Venue.

Each Party hereby irrevocably submits to the jurisdiction of the courts of the State of Delaware and the federal courts of the United States of America located in the State of Delaware over any dispute or Proceeding arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby, and each Party irrevocably agrees that all claims in respect of such dispute or Proceeding shall be heard and determined in such courts. Each Party hereby irrevocably waives, to the fullest extent permitted by applicable Law, any objection which it may now or hereafter have to the venue of any dispute arising out of or relating to this Agreement or any Transaction Document or any of the transactions contemplated hereby or thereby brought in such court or any defense of inconvenient forum for the maintenance of such dispute or Proceeding. Each Party agrees that a judgment in any dispute heard in the venue specified by this section may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. EACH PARTY WAIVES ITS RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE OR PROCEEDING RELATING TO THIS AGREEMENT.

12.8 Severability. If any provision of the Agreement is rendered or declared illegal or unenforceable by reason of any existing or subsequently enacted legislation or by decree of a court of last resort, the Parties shall promptly meet and negotiate substitute provisions for those rendered or declared illegal or unenforceable, but all of the remaining provisions of this Agreement shall remain in full force and effect.

12.9 Interpretation. It is expressly agreed by the Parties that neither this Agreement nor any of the Transaction Documents shall be construed against any party thereto, and no consideration shall be given or presumption made, on the basis of who drafted this Agreement, any Transaction Document or any provision hereof or thereof or who supplied the form of this Agreement or any of the Transaction Documents. Each Party agrees that this Agreement has been purposefully drawn and correctly reflects its understanding of the transactions contemplated by this Agreement and, therefore, waives the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.10 Headings and Schedules. The headings of the several Articles and Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Schedules and the Exhibits referred to herein are attached hereto and incorporated herein by this reference, and unless the context expressly requires otherwise, the Schedules and such Exhibits are incorporated in the definition of “Agreement.” Certain information contained in the Schedules is solely for informational purposes, may not be required to be disclosed pursuant to this Agreement and will not imply that such information or any other information is required to be disclosed. Inclusion of such information will not establish any level of materiality or similar threshold or be an admission that such information is material to the business, assets, liabilities, financial position, operations or results of operations of any Person or is otherwise material regarding such Person. Each matter disclosed in any Schedule in a manner that makes its relevance to one or more other Schedules readily apparent on the face of such disclosure will be deemed to have been appropriately included in each such other Schedule (notwithstanding the presence or absence of any cross reference in any Schedule or the presence or absence of a reference to a Schedule in any representation or warranty).

12.11 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

*    *    *    *    *

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

PETROHAWK ENERGY CORPORATION

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chief Executive Officer

HAWK FIELD SERVICES, LLC

By:	/s/ Floyd C. Wilson
Name:	Floyd C. Wilson
Title:	Chief Executive Officer

KM GATHERING LLC

By:	/s/ David D. Kinder
Name:	David D. Kinder
Title:	Authorized Person

Signature Page to Formation and Exchange Agreement

* Schedules and similar attachments to the Formation and Contribution Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company will furnish a copy of any omitted schedule or similar attachment to the Securities and Exchange Commission upon request.